UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Trinseo PLC

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Trinseo PLC

REGISTERED OFFICE:

Riverside One

Sir John Rogerson’s Quay

Dublin 2

Dublin, Ireland

D02 X576

PRINCIPAL PLACE OF BUSINESS:

440 E. Swedesford Rd., Suite 301

Wayne, Pennsylvania 19087 USA

April 29, 2024

Dear Shareholder:

We cordially invite you to attend our 2024 annual general meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, June 26, 2024 at 11:30 a.m. (local time) at the InterContinental Dublin, located at Simmonscourt Road, Ballsbridge, Dublin, D04 A9K8. Further details regarding admission to the Annual Meeting as well as the business to be conducted at the meeting are more fully described in the accompanying materials.

We describe in detail the actions we expect to take in the attached Notice of the 2024 Annual General Meeting of Shareholders and proxy statement. We have also made available a copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2023. We encourage you to read the Form 10-K, which includes information on our operations and products, as well as our audited financial statements.

As in previous years, we will be using the “Notice and Access” method of providing proxy materials to shareholders via the Internet. We believe that this process provides shareholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail to most of our shareholders a Notice of Internet Availability of Proxy Materials for the Annual Meeting containing instructions on how to access our proxy statement and Annual Report and vote electronically via the Internet. Each notice will also contain instructions on how to receive a paper copy of the proxy materials. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting, as well as instructions to request to receive proxy materials by mail, are included with the Notice of Internet Availability of Trinseo’s Proxy Materials for the Annual Meeting. If you are a registered shareholder, you can also request to receive a proxy card and vote by mail.

Sincerely yours,

Frank A. Bozich

President and Chief Executive Officer

Trinseo PLC

Annual General Meeting of Shareholders

InterContinental Dublin

Simmonscourt Road

Ballsbridge, Dublin, D04 A9K8

June 26, 2024

11:30 a.m. I.S.T.

Trinseo PLC

REGISTERED OFFICE:

Riverside One

Sir John Rogerson’s Quay

Dublin 2

Dublin, Ireland

D02 X576

Principal executive offices of Trinseo PLC

440 E. Swedesford Rd., Suite 301

Wayne, Pennsylvania 19087 USA

+1 610-240-3200

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Shareholders of Trinseo PLC:

Notice is hereby given that an annual general meeting of shareholders (the “Annual Meeting”) of Trinseo PLC (“we,” “Trinseo” or the “Company”) will be held on Wednesday, June 26, 2024, at 11:30 a.m. Irish Standard Time, at the InterContinental Dublin, located at Simmonscourt Road, Ballsbridge, Dublin, D04 A9K8, for the purposes described below and in further detail in the proxy statement accompanying this notice:

1.	To elect, by separate resolutions, eleven (11) directors specifically named in the proxy statement, each to serve for a term of one year expiring at the 2025 annual general meeting;
2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers;
3.	To ratify, by non-binding advisory vote, the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2024 and to authorize, by binding vote, the Audit Committee of the Company’s Board of Directors (the “Board”) to set the auditors’ remuneration;
4.	To approve a proposal to grant the Board authority to issue shares under Irish law;
5.	To approve a proposal to grant the Board authority to opt out of statutory pre-emption rights, with respect to up to a maximum of 10% of issued ordinary share capital, under Irish law;
6.	To set the price range for the Company’s re-issuance of treasury shares; and
7.	Transacting any other business that may properly come before the Annual Meeting.

All shareholders of record at the close of business on April 29, 2024 (the record date for the Annual Meeting) may attend.

Beneficial shareholders who held their shares through a broker, bank or other nominee on the record date for the Annual Meeting (“beneficial holders”), who wish to attend the Annual Meeting, must register by going to the Company’s voting website, proxyvote.com, entering their 16-digit control number found on their proxy card or in their Annual Meeting materials, and clicking on the box labeled “Register for Meeting.” Beneficial holders who wish to vote their shares by proxy during the Annual Meeting must obtain a legal proxy, executed in their favor, from their broker, bank or other nominee. Shareholders of record who wish to attend the Annual Meeting are also encouraged to register to attend on proxyvote.com, and may vote their shares during the Annual Meeting.

Proposals 1, 2, 3 and 4 are ordinary resolutions requiring either approval of a majority of the votes cast in person or by proxy at the Annual Meeting, or requiring advisory approval by shareholders which advisory approval will be taken into consideration by the Board. Proposals 5 and 6 are special resolutions requiring approval of at least seventy-five percent (75%) of the votes cast in person or by proxy at the Annual Meeting.

Our Irish statutory financial statements for the fiscal year ended December 31, 2023, including the reports of the directors and statutory auditors thereon, will be presented at the annual general meeting. There is no requirement under Irish law that such statements be approved by the shareholders and no such approval will be sought at the annual general meeting. Our Irish statutory financial statements will be available on our website at investor.trinseo.com/home/financials, under “2023 Financial Statements,” after the date of this proxy statement but no later than June 5, 2024.

It is expected that the Notice of Annual Meeting and this proxy statement will first be available to shareholders on or about May 1, 2024. On or about May 1, 2024, the Company will also begin mailing a Notice of Internet Availability of Trinseo’s Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

Shareholders of record at the close of business on April 29, 2024 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to attend the Annual Meeting, please complete, sign, date, and promptly return the enclosed proxy card in the envelope that we or your bank or brokerage firm have provided. Your prompt response will ensure that your ordinary shares of Trinseo PLC are represented at the Annual Meeting. You can change your vote and revoke your proxy by following the procedures described in this proxy statement.

By Order of the Board of Directors

Angelo N. Chaclas
Senior Vice President, Chief Legal Officer,
Chief Compliance Officer and Corporate Secretary

April 29, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 26, 2024: our proxy statement is attached. Financial and other information concerning Trinseo is contained in our Annual Report to shareholders for the fiscal year ended December 31, 2023. The proxy statement and our fiscal 2023 Annual Report to shareholders are available on the Investor Relations section of our website at investor.trinseo.com. Additionally, you may access our proxy materials at proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Statement

The Board of Trinseo PLC solicits your proxy for the Annual Meeting to be held on June 26, 2024, and at any adjournments or postponements of the Annual Meeting, for the purposes set forth in the Notice of the Annual Meeting of Shareholders included in this proxy statement. As used in this proxy statement, the terms “we,” “us,” “our” “Company” or “Trinseo” refer to Trinseo PLC. Proxy materials, including this proxy statement and the Annual Report for our fiscal year ended December 31, 2023 (“fiscal 2023”) are being first provided to shareholders on or about May 1, 2024. Our registered address is Riverside One, Sir John Rogerson’s Quay, Dublin 2, Dublin, Ireland, D02 X576.

1	2024 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

Questions and Answers about the Annual Meeting and the Proxy Materials

When and where will the Annual Meeting be held?

We will hold the Annual Meeting at 11:30 a.m., Irish Standard Time, on Wednesday, June 26, 2024 at the InterContinental Dublin, located at Simmonscourt Road, Ballsbridge, Dublin, D04 A9K8.

Beneficial shareholders who held their shares through a broker, bank or other nominee on the record date for the Annual Meeting, who wish to attend the Annual Meeting, must register by going to the Company’s voting website, proxyvote.com, entering their 16-digit control number found on their proxy card or in their Annual Meeting materials, and clicking on the box labeled “Register for Meeting.” Shareholders of record, who hold their shares through the Company’s transfer agent, and who wish to attend the Annual Meeting are also encouraged to register to attend on proxyvote.com.

In the event it is not possible or advisable to hold the Annual Meeting in person due to unforeseen events, we will announce alternative arrangements for participation at the meeting. Details will be posted in the “Investor Relations” section of our website, investor.trinseo.com, and filed with the Securities and Exchange Commission in advance of the Annual Meeting.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On or about May 1, 2024 we will commence mailing of a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how to access the proxy materials on the Internet and how to vote your proxy for the Annual Meeting.

If you received the Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the Annual Meeting?

Shareholders will be asked to vote:

1.	To elect, by separate resolutions, eleven (11) directors specifically named in the proxy statement, each to serve for a term of one year;
2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers;
3.	To ratify, by non-binding advisory vote, the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024 and to authorize, by binding vote, the Audit Committee of the Board to set its auditors’ remuneration;
4.	To approve a proposal to grant the Board authority to issue shares under Irish law;
5.	To approve a proposal to grant the Board authority to opt out of statutory pre-emption rights under Irish law;
6.	To set the price range for the Company’s re-issuance of treasury shares;
7.	To approve transacting any other business that may properly come before the Annual Meeting.

We do not expect any other matters to be presented at the Annual Meeting. If other matters are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the Annual Meeting?

Shareholders of record as of the close of business on April 29, 2024 are entitled to vote at the Annual Meeting. On that date, there were 35,293,759 of our ordinary shares outstanding. Each ordinary share is entitled to one vote.

2024 Proxy Statement	2

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

What constitutes a quorum for consideration of proposals at the Annual Meeting?

Under our Constitution, the holders of a majority of the ordinary shares outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Ordinary shares represented in person or by proxy will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes (if any) will be treated as present at the Annual Meeting and will be counted for quorum purposes.

How many votes are required to elect directors and to adopt the other proposals at the Annual Meeting?

The proposals related to the special resolutions to grant the Board authority to opt out of statutory pre-emption rights under Irish law (Proposal 5), and to set the price range for the re-issuance of treasury shares (Proposal 6) require the affirmative vote of three-quarters of the votes cast in person or by proxy at the Annual Meeting. The election of directors and each of the other proposals are ordinary resolutions and require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting on each resolution. Advisory votes are deemed approved if passed by a majority of votes cast in person or by proxy on the resolution at the Annual Meeting, and the Board takes the voting results under advisement.

Voting Item	Votes Required to Approve Proposal (if quorum is present)	Abstentions and Broker Non-Votes
1. Election of Directors	Majority of Votes Cast. Votes cast “for” must exceed the votes cast “against”	Not counted as votes cast and therefore have no effect
2. Approval of Executive Compensation	Majority of Votes Cast. Proposal is deemed approved if votes “for” exceed votes cast “against.” The Board takes the voting results under advisement	Not counted as votes cast and therefore have no effect
3. Appointment of PwC as independent registered public accounting firm and authorization of the Audit Committee to set auditors’ remuneration	Majority of Votes Cast. Votes cast “for” must exceed the votes cast “against”. The Board takes the voting results with respect to the appointment of PwC under advisement	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction
4. Approval of Board Authority to Issue Shares	Majority of Votes Cast. Votes cast “for” must exceed the votes cast “against”	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction
5. Approval of Board Authority to Opt Out of Statutory Pre-emption Rights	75% of the Votes Cast: Votes cast “for” must meet or exceed 75% of total votes cast	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction
6. To set the price range for re-issuance of treasury shares	75% of the Votes Cast: Votes cast “for” must meet or exceed 75% of total votes cast	Abstentions are not counted as votes cast and therefore have no effect; brokers may vote without instruction

What happens if I abstain from voting on a matter, or my broker withholds my vote?

For all proposals, Irish law provides that ordinary shares represented at the meeting and abstaining from voting will count as shares present at the meeting for the

3	2024 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

purpose of determining whether there is a quorum, but will not count for the purpose of determining the number of votes cast.

A broker non-vote occurs when a broker does not have discretion to vote on a particular non-routine proposal and the broker has not received instructions from their customers as to how to vote on such proposal. Such broker non-votes are not considered as votes cast on such non-routine proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal. Brokers are permitted to vote your shares on Proposal 3 (Ratification of the Appointment of the Independent Registered Public Accounting Firm and Authorization of the Audit Committee of the Board to Set Auditors’ Remuneration), Proposal 4 (Approval of Board Authority to Issue Shares), Proposal 5 (Approval of Board Authority to Opt Out of Statutory Pre-emption Rights), and Proposal 6 (To set the price range for re-issuance of treasury shares).

How do I vote?

If you are a shareholder of record, you may vote your shares during the Annual Meeting. If you do not wish to vote during the meeting or if you will not be attending the Annual Meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

Beneficial shareholders who held their shares through a broker, bank or other nominee on the record date, who wish to vote their shares by proxy during the Annual Meeting must obtain a legal proxy, executed in their favor, from their broker, bank or other nominee.

If you are a beneficial holder and do not wish to vote during the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you requested a printed copy of the proxy materials, you should have received a voting instruction card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card for the Annual Meeting but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy as follows: (1) “FOR” the election of eleven (11) directors specifically named in the proxy statement, each to serve for a term of one year expiring at the 2025 annual general meeting; (2) “FOR” the proposal regarding advisory approval of the compensation paid by the Company to its named executive officers; (3) “FOR” ratification of the appointment of PwC to be the Company’s independent registered public accounting firm for the year ending December 31, 2024, and authorization of the Audit

Committee of the Board to set the auditors’ remuneration; (4) “FOR” approval of Board authority to issue shares under Irish law; (5) “FOR” approval of Board authority to opt out of statutory pre-emption rights, with respect to up to 10% of issued ordinary share capital, under Irish law; and (6) “FOR” approval of the price range for re-issuing treasury shares.

If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on those matters, but will be counted as in attendance at the meeting for purposes of a quorum. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the Annual Meeting.

Should I submit a proxy even if I plan to attend the Annual Meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. If you are a shareholder of record and plan to attend the Annual Meeting, you may also submit your vote during the meeting, and any previous votes that you submitted will be superseded by the vote that you cast during the Annual Meeting. Internet and phone voting will be cut off at 11:59 p.m., Eastern Time, on Monday, June 24, 2024.

2024 Proxy Statement	4

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

Can I revoke my proxy?

If you are a shareholder of record, meaning your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., as of the record date for the Annual Meeting (and not in the name of a bank, broker or other nominee), then your proxy may be revoked by taking any of the following actions:

●	by giving notice of revocation to our Corporate Secretary in writing c/o Trinseo PLC, Riverside One, Sir John Rogerson’s Quay, Dublin 2, Dublin, D02 X576, Ireland (Attention: Corporate Secretary), which notice must be received before the commencement of the Annual Meeting;
●	by executing and mailing to the Company a later-dated proxy, to be received no later than 11:59 p.m., Eastern Time, on Monday, June 24, 2024;
●	by accessing the Internet site or by using the toll-free telephone number (in each case by no later than 11:59 p.m., Eastern Time, on Monday, June 24, 2024), or
●	if you attend the Annual Meeting in person, by submitting a new poll card during the Annual Meeting.

Beneficial holders who hold their shares through a bank, broker or other nominee may revoke their proxy or change their vote by executing and returning to the Company a later-dated proxy, submitting a later-dated electronic vote through the Internet site or by using the toll-free telephone number (in each case by no later than 11:59 p.m., Eastern Time, on Monday, June 24, 2024).

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will bear the expense of the solicitation of proxies for the Annual Meeting. Solicitation of proxies may be made by mail, in person or telephone by officers, directors and other employees of the Company. We have not hired a solicitor to aid in the solicitation of proxies.

We will reimburse the Company’s banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in the preparation and mailing of proxy materials to shareholders.

A shareholder may also choose to vote electronically by accessing the Internet site stated on the Notice of Internet Availability or by using the toll-free telephone number stated on the Notice of Internet Availability. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

5	2024 Proxy Statement

PROPOSAL 1

Proposal 1—Election of Directors

Trinseo’s Board currently consists of eleven directors with one-year terms expiring in 2024. Trinseo’s Board was resized to eleven directors following the Company’s 2023 annual general meeting.

Each of the directors are elected for an annual term to serve until close of business at the next annual general meeting. The persons named in the enclosed proxy will vote to elect K’Lynne Johnson, Joseph Alvarado, Frank Bozich, Victoria Brifo, Jeffrey Cote, Pierre-Marie De Leener, Jeanmarie Desmond, Matthew Farrell, Sandra Beach Lin, Henri Steinmetz and Mark Tomkins as directors unless the Proxy is marked otherwise. Each of the nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the ordinary shares represented by proxies may be voted for a substitute nominee designated by the

Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

2024 Director Nominees

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2025 annual general meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees in this proposal was previously elected to the Board by shareholders. Each of the nominees will cease to be directors if their respective appointments are not approved by a majority of the votes cast by our shareholders.

Director Nominee Skills

The following table highlights certain skills, knowledge and experience held by each current Director nominee. A particular Director may possess other skills, knowledge or experience even though they are not indicated below.

Director Nominee	Served Since	Chemicals Industry Experience	Manufacturing/ Related Industry Experience	Chief Executive Experience	Accounting and Financial Experience	Public Company Board Experience
K’Lynne Johnson	2017	✓	✓	✓		✓
Joseph Alvarado	2017		✓	✓	✓	✓
Frank Bozich	2019	✓	✓	✓		✓
Victoria Brifo	2021	✓	✓
Jeffrey J. Cote	2014		✓	✓	✓	✓
Pierre-Marie De Leener	2014	✓		✓	✓
Jeanmarie Desmond	2020	✓	✓		✓	✓
Matthew Farrell	2020	✓	✓	✓	✓	✓
Sandra Beach Lin	2019	✓	✓	✓		✓
Henri Steinmetz	2017	✓	✓	✓
Mark Tomkins	2019	✓	✓		✓	✓

Board Commitment to Diversity

We seek nominees from diverse backgrounds with established strong professional reputations, sophistication, business acumen and experience in the global materials, chemical and related manufacturing industries. We also seek nominees with experience in substantive areas that are important to our business such as chemical industry expertise; international operations; accounting, finance and capital structure; strategic planning and operational leadership of complex organizations human resources and development practices; and innovation. In addition, we believe that our nominees should possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes in each of the biographies of our directors and our nominees below. Thirty-six percent (36%) of our director nominees are women, and two of our nominees self-identify as a member of an underrepresented minority group (meaning an individual who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander). Two of our nominees are non-U.S. citizens and two maintain dual citizenship. On average the term of service of our director nominees is approximately five (5) years, and more than half of our nominees have served on the Board for less than five years.

2024 Proxy Statement	6

PROPOSAL 1

The election of each director requires the approval of a majority of the shares represented in person or by proxy at the Annual Meeting. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTOR.

7	2024 Proxy Statement

PROPOSAL 1

2024 Director Nominees

K’lynne Johnson Age: 55 Director Since: March 2017 Committee Membership: • Compensation and Talent Development • Nominating & Corporate Governance

Professional Experience:

Ms. Johnson served as President and Chief Executive Officer of Elevance Renewable Sciences Inc., a specialty chemicals company, from 2007 to 2015, and as Chairwoman from 2015 to 2016. Ms. Johnson joined Elevance after over 20 years’ experience working within the oil and petrochemicals industry for Amoco Corporation and BP p.l.c. (joining BP after its merger with Amoco in 1998). During this time she held both operational and functional roles, culminating in her role as Senior Vice President of Global Derivatives within BP’s global Innovene business, which included P&L accountability for multiple global commodity and specialty chemicals businesses. Ms. Johnson also served as director of TPC Group, a manufacturer of products derived from petrochemical raw materials, from 2011 to 2012 before the company was taken private.

Education:

Ms. Johnson graduated from Brigham Young University with a degree in Management and Organizational Behavior (M.O.B.) and a B.S. in Psychology.

Other Public Company Directorships:

Current Directorships—

FMC Corporation (NYSE: FMC) since 2013

Director Qualifications:

Ms. Johnson brings to our Board valuable experience in operational leadership and chemical industry and technological expertise.

2024 Proxy Statement	8

PROPOSAL 1

Joseph Alvarado Age: 71 Director Since: March 2017 Committee Membership: • Compensation and Talent Development (Chair) • Nominating & Corporate Governance

Professional Experience:

Mr. Alvarado served as Chief Executive Officer of Commercial Metals Company (NYSE: CMC), a global manufacturer, recycler and marketer of steel and other metals, from September 2011 until September 2017, and as chairman of CMC’s Board of Directors from January 2013 until January 2018. He joined CMC in April 2010 as Executive Vice President and Chief Operating Officer, was named President and Chief Operating Officer in April 2011, and became President and Chief Executive Officer in September 2011 until his retirement. Prior to joining CMC, he was President and Chief Operating Officer of Lone Star Technologies, Inc. from 2004 to 2007. In June 2007, following the acquisition of Lone Star Technologies, Inc. by United States Steel Corporation, Mr. Alvarado was named President of U.S. Steel Tubular Products, Inc., a division of United States Steel Corporation, a position he held until March 2009. Mr. Alvarado began his career at Inland Steel Company in 1976 and spent 21 years with the company in roles of increasing responsibility. He then served in executive roles with Birmingham Steel Corporation and Ispat North America Inc. until joining Lone Star Technologies.

Education:

Mr. Alvarado has an MBA from Cornell University and a B.A. degree in Economics from University of Notre Dame.

Other Public Company Directorships:

Current Directorships—

Kennametal Inc. (NYSE: KMT) since January 2018

Arcosa, Inc. (NYSE: ACA) since November 2018

PNC Financial Services Group Inc. (NYSE: PNC) since January 2019

Director Qualifications:

Mr. Alvarado brings to our Board years of experience in a cyclical commodities-driven industry and significant perspective on global manufacturing operations and strategic planning.

9	2024 Proxy Statement

PROPOSAL 1

Frank A. Bozich Age: 63 Director Since: June 2019 Committee Membership: • Environmental, Health, Safety, Sustainability & Public Policy

Professional Experience:

Mr. Bozich became the Company’s President and Chief Executive Officer in March 2019. From May 2013 until February 2019, Mr. Bozich had been the President and Chief Executive Officer at the SI Group, Inc., a leading global developer and manufacturer of phenolic resins and chemicals used in the production of antioxidants, engineering plastics, fuels and lubes, rubber and pharmaceutical ingredients. Prior to SI Group Inc., Mr. Bozich held several executive management positions at BASF Corporation, a multi-national chemicals and manufacturing corporation, including President of BASF’s Catalysts Division from 2010 to 2013, Group Vice President of Precious and Base Metal Service, and Group Vice President of the Integration Management Office. Prior to BASF, Mr. Bozich was Group Vice President, Enterprise Technologies and Ventures at Engelhard Corporation, which was acquired by BASF in 2006. He has also held leadership positions at Rohm and Haas; Croda Adhesives, Inc.; and Apex Adhesives, which he founded in 1986.

Education:

Mr. Bozich holds a bachelor’s degree in Chemistry and a master’s degree in Business Administration from the University of Chicago, as well as a master’s degree in Chemistry from the University of Illinois.

Other Public Company Directorships:

Current Directorships—

OGE Energy Corp (NYSE: OGE) since February 2016

Director Qualifications:

Mr. Bozich is an accomplished CEO known for his strong personal leadership and track record of driving business growth and corporate transformation. His breadth of experience in leading chemical businesses in diverse and dynamic global markets is well-suited for the Company’s strategic priorities.

2024 Proxy Statement	10

PROPOSAL 1

Victoria Brifo Age: 55 Director Since: June 2021 Committee Membership: • Compensation and Talent Development • Environmental, Health, Safety, Sustainability & Public Policy

Professional Experience:

Victoria Brifo is Senior Vice President and Chief Human Resources Officer at Air Products and Chemicals, Inc. (NYSE: APD). She is responsible for leading all aspects of the company’s Human Resources (HR) organization, including HR Operations, Diversity and Inclusion, Talent Management, and Compensation and Benefits, as well as Global Health and Wellness, and Corporate Aviation and Corporate Transportation. Ms. Brifo has been with Air Products since 2001, starting as a production site leader and progressing through several plant leadership positions before becoming Global Diversity Director in 2005. In 2008 she was named Global Manager of Electronics Operations and moved to the Merchant Gases group in 2011 to lead the Global Generated Gases business. In 2014 Ms. Brifo assumed the role of Global Transformation Leader for Industrial Gases. She was subsequently appointed Vice President, Global Gases, followed by Vice President, Equipment Sales, Plant Support and Central Procurement. Prior to joining Air Products, Ms. Brifo worked at LyondellBasell and Amoco Production Company.

Education:

Ms. Brifo holds degrees in chemical engineering and political science from the Massachusetts Institute of Technology.

Other Public Company Directorships:

None

Director Qualifications:

Ms. Brifo brings to our Board significant experience in the chemicals and manufacturing industry, as well as leadership, management and human resources expertise.

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PROPOSAL 1

Jeffrey J. Cote Age: 57 Director Since: May 2014 Committee Membership: • Audit • Nominating & Corporate Governance (Chair)

Professional Experience:

Mr. Cote has served as the Chief Executive Officer and President of Sensata Technologies Holding plc (NYSE: ST) since March 2020. Prior to his appointment as CEO, Mr. Cote served as President and as Chief Operating Officer of Sensata since July 2012 and as Executive Vice President of its Global Sensing Solutions business since November 2015. He joined Sensata as Senior Vice President and Chief Financial Officer in January 2007 and was appointed Executive Vice President in July 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating, Financial and Administrative Officer of Digitas. Previously he worked for Ernst & Young LLP from 1989 until 1997. Mr. Cote is a certified public accountant.

Education:

Mr. Cote received a B.A. degree in Business Administration and a Master of Accounting from Florida Atlantic University.

Other Public Company Directorships:

Current Directorships—

Sensata Technologies Holding plc (NYSE: ST) since March 2020

Director Qualifications:

Mr. Cote brings to our Board significant management, financial and accounting experience.

2024 Proxy Statement	12

PROPOSAL 1

Pierre-Marie De Leener Age: 66 Director Since: May 2014 Committee Membership: • Compensation and Talent Development • Environmental, Health, Safety, Sustainability & Public Policy

Professional Experience:

Mr. De Leener has served as director of Savrola SA since 2013. Mr. De Leener previously served Chairman of the Board of the Flint Group from 2014-2023, and as interim CEO of Braas Monier Building Group SA from January 2016 to November 2016 and as Chairman of its Board of Directors from June 2014 to March 2017. Prior to that, he served as Executive Vice President for PPG Industries, Inc. from July 2010 until December 2012. From June 2008 until August 2011, Mr. De Leener also served as President of PPG Europe S.A. and as Chief Executive Officer of SigmaKalon Group from 1998 until January 2008.

Education:

Mr. De Leener received a B.S. degree in Economics and Philosophy and a Masters of Chemical Engineering degree from Catholic University of Louvain, Belgium.

Other Public Company Directorships:

None

Director Qualifications:

Mr. De Leener brings to our Board valuable executive management and chemical industry experience.

13	2024 Proxy Statement

PROPOSAL 1

Jeanmarie Desmond Age: 57 Director Since: October 2020 Committee Membership: • Audit • Environmental, Health, Safety, Sustainability & Public Policy

Professional Experience:

Ms. Desmond is the former Executive Vice President and Chief Financial Officer of DuPont de Nemours, Inc. and has previously served as Vice President and Co-Controller for DowDuPont and as finance leader for the Specialty Products division following the merger of DuPont with Dow Chemical. Ms. Desmond served in various leadership roles within DuPont in her 30-year career with the company including Vice President - Controller, General Auditor and Chief Ethics & Compliance Leader and Director- Investor Relations.

Education:

Ms. Desmond received a B.S. in Accounting from Mt. St. Mary’s University and is a certified public accountant (inactive).

Other Public Company Directorships:

Current Directorships—

IPG Photogenics Corporation (Nasdaq: IPGP) since 2021

Sylvamo (NYSE: SLVM) since 2021

Director Qualifications:

Ms. Desmond brings to our Board substantial finance and accounting experience and extensive experience in the chemicals industry.

2024 Proxy Statement	14

PROPOSAL 1

Matthew Farrell Age: 67 Director Since: November 2020 Committee Membership: • Audit • Compensation and Talent Development

Professional Experience:

Mr. Farrell is the Chairman, President and Chief Executive Officer of Church & Dwight Co. Inc. (“Church & Dwight”), serving as CEO since 2016 and as Chairman since 2019. Mr. Farrell served as Executive Vice President, Chief Financial Officer and Chief Operating Officer at Church & Dwight since 2014, and as Chief Financial Officer since 2006. Prior to that, Mr. Farrell served as Chief Financial Officer of Alpharma Inc., as Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd., and in various senior financial positions at AlliedSignal Inc. Mr. Farrell began his career with KPMG Peat Marwick LLP, where he was an audit partner.

Education:

Mr. Farrell received a B.S. degree from Manhattan College and is a certified public accountant (inactive).

Other Public Company Directorships:

Current Directorships—

Church & Dwight Co. Inc. (NYSE: CHD) since 2019

Past Directorships—

Lydall Co., Inc. (NYSE: LDL) from 2003 to 2021

Director Qualifications:

Mr. Farrell brings to our Board his experience as a chief executive officer, substantial financial and audit expertise and experience in the chemicals, industrial goods and consumer products industries.

15	2024 Proxy Statement

PROPOSAL 1

Sandra Beach Lin Age: 66 Director Since: November 2019 Committee Membership: • Nominating & Corporate Governance • Environmental, Health, Safety, Sustainability & Public Policy (Chair)

Professional Experience:

From 2010 to 2011, Ms. Beach Lin was President and Chief Executive Officer of Calisolar, Inc., a manufacturer of solar silicon and multicrystalline solar cells. Prior to joining Calisolar, she was Executive Vice President, then Corporate Executive Vice President, at Celanese Corporation, a global technology and specialty materials company, from 2007 to 2010. Ms. Beach Lin joined Avery Dennison Corporation, a global leader in pressure-sensitive adhesives technology as Group Vice President from 2005 to 2007. Prior to joining Avery Dennison, from 2002 to 2005 she was President, Alcoa Closure Systems International, a division of Alcoa Incorporated, a global aluminum leader. From 1994 to 2001, Ms. Beach Lin held various executive positions at Honeywell International.

Education:

Ms. Beach Lin graduated with a BBA in General Management from the University of Toledo and has an MBA in Marketing and Policy and Control from the University of Michigan.

Other Public Company Directorships:

Current Directorships—

American Electric Power (NYSE: AEP) since 2012

Avient Corp. (NYSE: AVNT) since 2013

Past Directorships—

WESCO International (NYSE: WCC) from 2002 to 2019

Director Qualifications:

Ms. Beach Lin brings to our Board her experience as a chief executive officer and extensive experience in the global specialty chemicals industry.

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PROPOSAL 1

Henri Steinmetz Age: 67 Director Since: November 2017 Committee Membership: • Audit • Environmental, Health, Safety, Sustainability & Public Policy

Professional Experience:

From 2016 to 2018, Mr. Steinmetz served as Chief Executive Officer of the Ceramtec Group, a global supplier of advanced ceramics. From 2009 to 2016, Mr. Steinmetz was Executive Director and Chief Executive Officer of Ruetgers N.V., Europe’s leading manufacturer of chemical raw materials made from coal tar. Prior to joining Ruetgers, Mr. Steinmetz was President of Sulzer Metco, a worldwide technology leader in coating materials, from 2004 to 2008, and was an Executive Vice President at Great Lakes Chemical Corporation from 2000 to 2004. Mr. Steinmetz currently serves as Chairman of Benteler International AG.

Education:

Mr. Steinmetz graduated with a M.S. in metallurgy from the Technical University Clausthal, Germany and has an MBA from INSEAD Fontainebleau, France.

Other Public Company Directorships:

None

Director Qualifications:

Mr. Steinmetz brings to our Board significant global chief executive officer experience and decades of chemical industry experience.

17	2024 Proxy Statement

PROPOSAL 1

Mark Tomkins Age: 68 Director Since: November 2019 Committee Membership: • Audit (Chair) • Nominating & Corporate Governance

Professional Experience:

From 2005 to 2006, Mr. Tomkins was Senior Vice President and Chief Financial Officer of Innovene, at the time, a leading petrochemical and polymers company. Prior to joining Innovene, Mr. Tomkins was Senior Vice President, Chief Financial Officer and Treasurer of Vulcan Materials, a building materials and chemical company, from 2001 to 2005. He joined Great Lakes Chemical Corp., a specialty chemicals company as Senior Vice President and Chief Financial Officer from 1998 to 2001. Prior to Great Lakes Chemical, Mr. Tomkins was Vice President of Finance and Business Development for Polymers and Vice President of Finance and Business Development for Electronic Materials at Allied Signal (now Honeywell International). Mr. Tomkins’ previous experience includes service as a director of CVR Energy, Inc., a publicly traded company primarily engaged in petroleum refining and nitrogen fertilizer manufacturing, from 2007 to 2012, a as a director of WR Grace & Co., a publicly traded specialty chemicals company from 2006 to 2021, as a director of Terminix Global Holdings (formerly Service Master Holdings), a publicly traded home and commercial services business from 2015 to 2021, as well as a director of private companies in the energy and plastics sectors.

Education:

Mr. Tomkins graduated with a B.S. in Finance and Quantitative Management and an MBA from Eastern Illinois University and is a certified public accountant (inactive).

Other Public Company Directorships:

Current Directorships—

None

Past Directorships—

Terminix Global Holdings (NYSE: TMX) from 2015 to 2021

WR Grace & Co. (NYSE: GRA) from 2006 to 2021

Director Qualifications:

Mr. Tomkins brings to our Board significant financial, accounting and management expertise, along with extensive experience on other public and private company boards.

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CORPORATE GOVERNANCE

Corporate Governance

Board Nominees Under its charter, our nominating and corporate governance committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual general meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual general meetings. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholders’ interests through the exercise of sound judgment using its diversity of experience. In addition, the Board considers, in light of our business and Board composition, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under Proposal 1.

Recommendation of Board Candidates The nominating and corporate governance committee considers properly submitted recommendations for candidates to the Board from shareholders. Any shareholder recommendations for consideration by the Board should include the candidate’s name, biographical information, information regarding any relationships between the candidate and the shareholder within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Board may reasonably request. Recommendations should be sent to Angelo Chaclas, Corporate Secretary, Trinseo PLC, 440 East Swedesford Road, Suite 301, Wayne, PA 19087. The Board evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Board will determine whether to interview any candidates and may seek additional information about candidates from third-party sources. As part of its ongoing succession planning, the Company seeks to identify potential Board nominees on behalf of the Board that meet the Board’s requirements with respect to diversity, experience, skill, and qualifications.

Shareholder Board Nominees Shareholders who wish to nominate one or more persons for election as a director of the Company at an annual general meeting of shareholders, and who wish the nomination to be included in the proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must follow the requirements set forth in this proxy statement under “Shareholder Proposals & Director Nominations.” Shareholder director nominations must comply with the deadlines and other requirements in Article 101 of our Constitution, including the applicable notice, information and consent provisions.

Board Independence Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. The Board evaluates any relationships of each director and nominee with Trinseo and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each director or any member of his or her immediate family and Trinseo. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. The Company maintains a related party transactions policy and conflict of interest policy, as discussed below under “Related Party Transactions.” As a result of its review, our Board has affirmatively determined that all of our current directors and nominees, except for our CEO and President, Frank Bozich, are independent under the governance and listing standards of the NYSE.

Diversity and Board Expertise We believe that diversity considerations are an important element, among many, when identifying director nominees who will best serve the needs of the Company and the interests of our shareholders. These diversity considerations enable us to provide sound and prudent guidance by developing a Board with a diverse range of talents, ages, skills, character, expertise, professional experiences, and backgrounds.

Risk Oversight Risk is inherent in every material business activity that we undertake. Our business exposes us to strategic, credit, market, compliance, operational and reputational risks. To support our corporate goals and objectives, risk appetite, and business and risk strategies, we maintain a governance structure that delineates the responsibilities for risk management activities, and the governance and oversight of those activities, between management and our Board. The Board is committed to strong, independent oversight of management and risk through a governance structure that includes other Board committees. Under our structure, it is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Trinseo. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Trinseo. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board divides its risk oversight

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CORPORATE GOVERNANCE

responsibilities between itself and its committees by having each review or assess key issues or areas of responsibility as follows:

Board of Directors

•

Strategic, financial, and execution risks and exposures associated with our annual and multi-year business plans

•

Acquisitions and divestures

•

Capital expenditure and budget planning

•

Major litigation, investigations, and other matters that present material risk to our operations, plans, prospects, or reputation

•

Review of enterprise risk management including cybersecurity and information security risk oversight

Audit Committee

•

Risks associated with financial accounting matters, including financial reporting, accounting, disclosure, and internal controls over financial reporting

•

Supervision and selection of our external and internal auditors

•

Our ethics and compliance programs

Compensation and Talent Development Committee	• Risks related to the design of our executive compensation programs, plans, and arrangements • Senior management succession planning
Nominating and Corporate Governance Committee	• Risks related to our governance structures and processes • Director succession planning
Environmental, Health, Safety, Sustainability and Public Policy Committee

•

Our environmental, health and safety risk management programs

•

The alignment of our environmental, health, safety, sustainability, social and public policy program with the Company’s business strategy and creation of stakeholder value

Board Leadership Structure Under our Corporate Governance Guidelines, our Board may select a Board Chair at any time, who may also be an executive officer of the Company. The Board has chosen to separate the roles of Board Chair and Chief Executive Officer, which the Board believes is currently in the best interest of Trinseo and its shareholders. This structure permits our Chief Executive Officer to devote his attention to leading Trinseo and to executing on our business strategy.

Ms. Johnson is our current non-executive Board Chair and has served as a director since 2017. Ms. Johnson brings significant experience as Chair, including, but not limited to: (i) entrepreneurial and senior public company experience; (ii) expertise in environmental, social and governance issues; and (iii) strategic transformation experience. Ms. Johnson has significant experience in the specialty chemical industry and as a public company director. As described above, the Board has determined that Ms. Johnson meets the definition of an independent director under NYSE listing standards. The nominating and corporate governance committee will recommend adjustments to committee assignments to the Board as it deems necessary during the year.

Board Attendance We expect our Board members to prepare for, attend, and participate in all Board and applicable committee meetings. Our Board held nine meetings in 2023. The audit, compensation and talent development, and nominating and corporate governance committees held nine, seven and five meetings in 2023, respectively. No Board member attended less than 75% of our Board or committee meetings, as applicable, in 2023.

We do not have a policy for the attendance of our directors at our annual general meeting of shareholders. In 2023, eleven directors and no shareholders attended our annual general meeting. Eligible shareholders were permitted to attend in person by registering on our voting website. Notwithstanding any extenuating circumstances which would impact the safety of attendees, this year’s Annual Meeting will be held in person, using the same registration method for shareholders who wish to attend. There will not be a teleconference or video conference option.

Executive Sessions Our Corporate Governance Guidelines provide that the non-management directors of the Board meet in executive session at least once during each regularly scheduled Board meeting to review matters concerning the

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CORPORATE GOVERNANCE

relationship of the Board with executive directors and other members of senior management, and such other matters as it deems appropriate. Additionally, the Board is required to have least one executive session annually of its independent directors. Ms. Johnson acts as the chair of these executive sessions.

Board Annual Performance Reviews Pursuant to our Corporate Governance Guidelines the Board annually conducts a self-evaluation of the Board as a whole. In accordance with the written charters of our audit, compensation and talent development, and nominating and corporate governance committees, each committee also evaluates its performance on an annual basis and reports its findings to the Board.

Code of Business Conduct We have adopted a written Code of Business Conduct applicable to all directors, officers and employees and a written Code of Ethics for Senior Financial Employees, applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer, Principal Accounting Officer, Controller, and all employees performing similar functions. These policies are designed to maintain the integrity of our business and financial reporting. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Copies of these codes can be found under the “Governance” tab on the Investor Relations section of our website, investor.trinseo.com by selecting the “Ethics and Compliance” link and then “supporting policies.”

Corporate Governance Guidelines We have adopted Corporate Governance Guidelines that outline the Board’s governance policies and practices. The current version of our Corporate Governance Guidelines can be found under the “Governance” tab on the Investor Relations section of our website, investor.trinseo.com by selecting the “Ethics and Compliance” link and then “supporting policies.”

Communications with Directors Shareholders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors, by writing to such individual or group c/o Corporate Secretary, Trinseo PLC, 440 East Swedesford Road, Suite 301, Wayne, PA 19087. The Corporate Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board. The Board has instructed our Corporate Secretary to review the correspondence prior to forwarding it and use discretion to not forward certain items deemed to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, the Corporate Secretary may forward some of the correspondence elsewhere in the Company for review and possible response.

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BOARD STRUCTURE AND COMMITTEE COMPOSITION

Board Structure and Committee Composition

We have a standing audit committee, compensation and talent development committee, nominating and corporate governance committee, and an environmental, health, safety, sustainability and public policy committee with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board. A copy of each charter can be found by clicking on “Governance” and then “Committee Composition” in the Investor Relations section of our website, investor.trinseo.com. The members of each committee are appointed by the Board and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

The table below provides information about the membership of our standing audit, compensation and talent development, nominating and corporate governance and our and environmental, health, safety, sustainability and public policy committees during fiscal 2023:

Name	Audit	Compensation and Talent Development	Nominating and Corporate Governance	Environmental, Health, Safety, Sustainability and Public Policy
K’Lynne Johnson †		✓	✓
Joseph Alvarado		Chair	✓
Frank Bozich				✓
Victoria Brifo		✓		✓
Jeffrey J. Cote §	✓		Chair*
Pierre-Marie De Leener		✓		✓
Jeanmarie Desmond §	✓			✓
Matthew Farrell §	✓	✓
Sandra Beach Lin			✓	Chair
Henri Steinmetz	✓			✓
Mark Tomkins §	Chair		✓

†Denotes Board Chair

§	Denotes Audit Committee Financial Expert

*Since June 2023.

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter. The audit committee’s primary duties and responsibilities are to:

●	Appoint or replace, compensate and oversee the outside auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us and to report directly to the audit committee.
●	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, which are approved by the audit committee prior to the completion of the audit.
●	Review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the selection, application and disclosure of critical accounting policies and practices used in such financial statements.
●	Review and approve all related party transactions as defined under Item 404(a) of Regulation S-K.
●	Discuss with management and the outside auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.

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BOARD STRUCTURE AND COMMITTEE COMPOSITION

A copy of the charter, which satisfies the applicable standards of the SEC and the NYSE is available on our website. The audit committee currently consists of Jeffrey J. Cote, Jeanmarie Desmond, Matthew Farrell, Henri Steinmetz and Mark Tomkins. Our Board has determined that Ms. Desmond and each of Messrs. Cote, Farrell, Steinmetz and Tomkins are independent directors pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.02 of the New York Stock Exchange Listed Company Manual. Ms. Desmond and each of Messrs. Cote, Farrell and Tomkins is also an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. Mr. Tomkins serves as chair of the audit committee.

Compensation & Talent Development Committee

The purpose of the compensation and talent development committee (the “compensation committee”) is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. The compensation committee reviews and recommends to our Board compensation plans, policies and programs and approves specific compensation levels for all executive officers. The compensation committee currently consists of Joseph Alvarado, Victoria Brifo, Pierre-Marie De Leener, Matthew Farrell and K’Lynne Johnson. Mr. Alvarado serves as chair of the compensation committee. A copy of the compensation committee’s charter, which satisfies the applicable standards of the SEC and the NYSE, is available on our website. Pursuant to its charter, the compensation committee may delegate to subcommittees of the compensation committee any of the responsibilities of the full committee.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to (i) identify, screen and review individuals qualified to serve as directors (consistent with criteria approved by our Board) and recommend to our Board candidates for nomination for election at our annual meeting of shareholders or to fill Board vacancies or newly created directorships; (ii) develop and recommend to our Board and oversee the implementation of our corporate governance guidelines; (iii) oversee evaluations of our Board and (iv) recommend to our Board candidates for appointment to Board committees. The committee also reviews the outcome of shareholder engagement. The nominating and corporate governance committee currently consists of Joseph Alvarado, Jeffrey J. Cote, K’Lynne Johnson, Sandra Beach Lin and Mark Tomkins. Mr. Cote serves as chair of the nominating and corporate governance committee. Our Board has adopted a written charter under which the nominating and corporate governance committee operates, which is available on our website.

Environmental, Health, Safety, Sustainability and Public Policy Committee

The Environmental, Health, Safety, Sustainability and Public Policy Committee (the “EHSS&PP committee”) was established for the purpose of assisting the Board in fulfilling its oversight responsibilities by assessing the effectiveness of programs and initiatives that support the environment, health and safety, sustainability, corporate social responsibility and climate change (“Sustainability”) policies and programs of the Company. Its duties and responsibilities are to:

●	Support alignment between the Company and the Board on the Company’s Sustainability, social, and public policy goals;
●	Guide the Company on its Sustainability programs, policies, partnerships, activities and goals to ensure consistency with and impact upon the Company’s business strategy and the creation of stakeholder value and relationships;
●	Review of external public policy/governmental affairs issues and trends in order to more effectively achieve the Company’s business goals, and provide recommendations to the Board regarding the Company’s response to these issues consistent with applicable legal and regulatory requirements;
●	Review, approve and recommend to the Board for adoption, the Company’s annual public Sustainability and Corporate Social Responsibility Report; and
●	Assist the Board in fulfilling its oversight responsibility for the Company’s risk management programs by assessing risks that may arise in connection with the Company’s Sustainability, programs, partnerships, activities and goals.

The EHSS&PP committee currently consists of Frank A. Bozich, Victoria Brifo, Pierre-Marie De Leener, Jeanmarie Desmond, Sandra Beach Lin and Henri Steinmetz. Ms. Beach Lin serves as chair of the EHSS&PP committee. A copy of its charter is available on the Company’s website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

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BOARD STRUCTURE AND COMMITTEE COMPOSITION

2024 Proxy Statement	24

EXECUTIVE OFFICERS

Our Company’s Executive Officers

Biographical information concerning our President and Chief Executive Officer, Frank A. Bozich, who is a nominee to our Board, is set forth above under Proposal 1.

David Stasse, Executive Vice President and Chief Financial Officer. Mr. Stasse, age 53, has served as the Company’s Executive Vice President and Chief Financial Officer since July 2019. Mr. Stasse joined the Company in July 2013 as Vice President and Treasurer with responsibility for all treasury matters, including cash management, risk management, relationships with rating agencies and commercial banks, and financing matters. During his tenure he added responsibility for Investor Relations and Corporate Finance for the Company. Prior to joining Trinseo, Mr. Stasse was employed by Freescale Semiconductor, Inc., a global semiconductor manufacturer that served the automotive, networking, consumer and industrial markets, where he served as Vice President and Treasurer from 2008 to 2013. Mr. Stasse holds an MBA in Finance from the University of Maryland and a Bachelor of Science degree in Business Logistics from Penn State University.

Angelo N. Chaclas, Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary. Mr. Chaclas, age 60, has been the Company’s Chief Legal Officer, Senior Vice President, and Corporate Secretary since January 2015. Mr. Chaclas also became the Chief Compliance Officer in June 2018. In his role, he provides legal support for all capital markets, transactional, compliance, commercial, litigation, regulatory, governance, intellectual property and other operational activities of the Company worldwide. Mr. Chaclas joined the Company in 2010 as Associate General Counsel and Chief Intellectual Property Counsel, where he managed the Company’s global intellectual property portfolio and managed the legal activities of several of the Company’s commercial businesses and corporate functions. Mr. Chaclas holds a bachelor’s degree in Mechanical Engineering from Tufts University and a Juris Doctorate from Pace University.

Paula Cooney, Senior Vice President and Chief Human Resources Officer. Ms. Cooney, age 55, joined the Company as Senior Vice President, Human Resources in November 2021. Prior to joining Trinseo, Ms. Cooney was Senior Vice President and CHRO for FLIR Systems, Inc. where she provided strategic direction as the company’s human resources leader. Before FLIR Systems, Inc., Ms. Cooney served as Vice President, Human Resources and Communications for H.B. Fuller Company, where she worked for 10 years and held multiple roles in HR leadership. Prior to joining H.B. Fuller in 2010, Ms. Cooney enjoyed a nearly 15-year career at Intel Corporation, holding HR roles of increasing responsibility. Ms. Cooney holds an NCEA diploma in personnel management from the National College of Ireland, and a Master pf Business Studies in human resources and industrial relations from University College Dublin (Smurfit School of Business).

Johanna Frisch, Vice President and Treasurer. Ms. Frisch, age 45, was named Vice President and Treasurer in January 2022. Previously, Ms. Frisch served as the Company’s Global Assistant Treasurer and in various roles of increasing responsibility within the Company’s Treasury department starting in 2010. Prior to joining Trinseo, Ms. Frisch served as Treasurer of Nycomed Pharmaceutical Company from 2008-2010, and prior to that held several analyst positions for The Dow Chemical Company. Ms. Frisch holds a B.S. degree in international business management from University of Maryland University College, Schwaebisch Gmuend/Germany.

Roger Greene, Vice President, Controller and Principal Accounting Officer. Mr. Greene, age 48, joined the Company in September 2023. Mr. Greene served as Vice President, Chief Audit Executive of Corteva Agriscience leading the internal audit function. Mr. Greene also served as Global Business Controller for the Agriculture Division of DuPont from 2016 to 2019, and held leadership roles in DuPont’s corporate accounting and controllership groups. Before joining DuPont, Mr. Greene worked at PricewaterhouseCoopers in its Assurance practice. Mr. Greene holds a bachelor’s degree in accounting from Pennsylvania State University and is a Certified Public Accountant.

Han Hendriks, Senior Vice President, Chief Technology Officer. Mr. Hendriks, age 58, was appointed as Chief Technology Officer in October 2022. In his role, Hendriks leads the development of differentiated technology and innovation across the organization. Prior to joining Trinseo, Mr. Hendriks was Chief Technology Officer at Yanfeng, one of the world’s leading automotive suppliers, headquartered in Shanghai. Mr. Hendriks was responsible for the company’s technology and “smart cabin” vision and strategy, as well as portfolio management, and led the design and development of new products from research to market launch. Prior to Yanfeng, Mr. Hendriks worked for Johnson Controls, holding multiple roles of increasing responsibility. Mr. Hendriks holds a Bachelor of Fine Arts in Architectural Design from the Academy of Fine Arts in Maastricht and an MBA from the University of Westminster, London, and he successfully completed a post-graduate Industrial Design program at the Università Internazionale Dell ‘Arte in Florence.

Arthas Yang, Senior Vice President, Latex Binders. Mr. Yang, age 41, was appointed as Senior Vice President, Latex Binders in March 2024, after having served as the Global Business Director for the CASE business of Latex Binders. Mr. Yang joined Trinseo in June 2010 following the Company’s carve-out from The Dow Chemical Company. During his tenure, Mr. Yang has held multiple key positions within the Company, including Technical Service & Development Leader, Product Manager, Marketing Manager, and Regional Commercial Director, for businesses including Latex Binders, Engineered Materials, and the former synthetic rubber division. Mr. Yang holds a Masters in Materials Science and Bachelor of Physics from Tsinghua University, and a Master of Business Administration from Shanghai Jiao Tong Hong Kong University of Science and Technology.

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EXECUTIVE OFFICERS

Francesca Reverberi, Senior Vice President, Engineered Materials and Chief Sustainability Officer. Ms. Reverberi, age 52, was named Senior Vice President and Chief Sustainability Officer in September 2021. Reverberi also assumed leadership of Engineered Materials in August 2023, a position she has previously held. Previously, Ms. Reverberi served as Senior Vice President, Engineered Materials & Synthetic Rubber, with responsibility for the Automotive, Consumer Electronics, Medical, Sheet & Extrusion, and Building & Construction plastics markets as well as the global synthetic rubber business. Ms. Reverberi also served as Global Business Director of Performance Plastics, Business Director of Basic Plastics and prior to that, Global Business Director for Synthetic Rubber. Ms. Reverberi joined Trinseo in June 2011 following the Company’s carve-out from The Dow Chemical Company. During her time at Dow, Ms. Reverberi served as Product Director for Emulsion Polymers, Europe and the Americas, as well as Commercial Manager in Dow Hydrocarbons Aromatics and Derivatives in Europe, including responsibilities for the C4’s business and held several positions in other specialty businesses such as Water Solutions and Chelants. Ms. Reverberi holds a Bachelor and Master of Science in Chemical Engineering from Politecnico di Milano and a Master of Business Administration from SDA Bocconi.

Rainer Schewe, Senior Vice President—Supply Chain & Manufacturing Services. Mr. Schewe, age 60, joined the Company in April 2020 as Vice President—Supply Chain Services, and assumed responsibility for Manufacturing Services in March 2024. Prior to joining Trinseo, Mr. Schewe served as Executive Vice President and Chief Supply Chain Officer for A. Schulman, Inc. (now LyondellBasell Industries). Prior to this role, he served as Vice President and Business Unit Director for Schulman’s Custom Performance Colors business in EMEA. Mr. Schewe holds a degree as a State-Certified Engineer in Chemical Engineering from Fresenius Akademie Wiesbaden in Germany, and an Apprenticeship as a Chemical Laboratory Technician from RWTH Aachen in Germany.

Bregje Roseboom-Van Kessel, Senior Vice President, Plastics Solutions and Polystyrene & Feedstocks. Ms. van Kessel, age 47, was appointed Senior Vice President, Base Plastics in November 2022 and assumed leadership of Trinseo’s Polystyrene & Feedstocks business in August 2023. Ms. van Kessel joined Trinseo in 2018 and previously served as Senior Director, Global Business Finance, where she led the business finance organization for all of Trinseo’s external reporting segments. Ms. van Kessel brings over 20 years of experience in business finance and change management and has held key financial leadership roles supporting global sales and marketing, supply chain, R&D and brand development for global markets. Ms. van Kessel holds a master’s degree in medicine and an executive MBA in finance and control from Maastricht University. She is a registered controller and a member of the Chartered Institute of Management Accountants.

Diversity of Executive Officers

Similar to our Board diversity, the Company believes a broad range of backgrounds and personal experience help the Company operate, strategize and solve problems more effectively. We believe our executive officers reflect this diversity of viewpoints and backgrounds. Four of our executive officers are women, one self-identifies as a member of an underrepresented minority group, and five are non-U.S. citizens.

Charts do not include our CEO and President, Frank Bozich, who is reflected in the Board diversity discussion.

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EXECUTIVE OFFICERS

Transactions with Related Persons

Certain Relationships and Related Transactions

Our Conflict of Interest Policy is designed to help our directors, executive officers, and employees address situations that may involve a conflict of interest, which may include related party transactions. These include situations in which an individual’s personal interests are in conflict with the interests of the Company; situations in which an individual or family member receives personal benefits as a result of his or her position with the Company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the Company. The Company annually surveys our executive officers and directors regarding potential conflicts of interest. If such conflicts are reported or found, the Legal Department and/or our Chief Compliance Officer will seek to mitigate or eliminate such potential or actual conflicts of interest.

Our audit committee charter requires that the audit committee review and approve all related party transactions. The Company also has a written Related Party Transactions Policy. When related party transactions between us and our officers, directors and principal shareholders and their affiliates, are approved by the audit committee, it does so with the understanding that the terms of such transaction are no less favorable to us than those that we could obtain from unaffiliated third parties.

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STOCK OWNERSHIP INFORMATION

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our ordinary shares, nominal value $0.01, as of March 31, 2024 by:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our ordinary shares;
●	each of our named executive officers, directors and director nominees; and
●	all of our directors, director nominees and executive officers as a group.

As of March 31, 2024, we had 35,293,759 ordinary shares outstanding (excluding treasury shares), all of which were held by public investors (including certain of our directors and executive officers), the details of which are reflected in the table below.

Information with respect to beneficial ownership has been furnished by each director, director nominee, executive officer or beneficial owner of more than 5% of our ordinary shares. We have determined beneficial ownership in accordance with SEC rules. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of ordinary shares deemed outstanding includes shares issuable upon exercise of options held by the respective person or group which may be exercised within 60 days after March 31, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

The inclusion in the following table does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

	Total		Of Number of Shares Beneficially
	Number of Shares	Percent	Owned, Shares which May be
Name	Beneficially Owned	of Class (1)	Acquired within 60 Days (2)
M&G Investment Management Limited (3)	7,625,044	21.6%	—
BlackRock, Inc. (4)	2,638,164	7.5%	—
Frank A. Bozich	340,360	*	217,879
David Stasse	176,426	*	116,036
Angelo N. Chaclas	139,187	*	83,183
Paula Cooney	24,610	*	21,841
Han Hendriks		*	3,420
Joseph Alvarado	15,755	*	—
Victoria Brifo	3,469	*	—
Jeffrey J. Cote	29,188	*	—
Pierre-Marie De Leener	10,536	*	—
Jeanmarie Desmond	10,087	*	—
Matthew Farrell	70,469	*	—
K’Lynne Johnson	12,179	*	—
Sandra Beach Lin	8,362	*	—
Henri Steinmetz	27,815	*	—
Mark Tomkins	11,142	*	—
All Directors, Nominees and Executive Officers as a Group (21 persons) (5)	982,407	2.7%	512,447

*	Indicates less than one percent.
(1)	The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares (excluding treasury shares) as of March 31, 2024 and assume that each of the beneficial owners continued to own the number of shares reflected in the table on such date.

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STOCK OWNERSHIP INFORMATION

(2)	Includes options to purchase ordinary shares which have vested or will vest within 60 days of March 31, 2024.
(3)	On August 12, 2022 M&G Investment Management Limited (“M&G”) filed a Schedule 13D with the SEC reporting beneficial ownership of 7,625,044 of our ordinary shares, with sole voting power and sole dispositive power over such shares. In a Form 4 filed by M&G dated July 19, 2022, M&G reported beneficial ownership of 7,625,044 shares, which number is used in the table. The address of M&G is 10 Fenchurch Avenue, London, UK EC3M 5AG.
(4)	On February 6, 2024, BlackRock, Inc. filed a Schedule 13G/A with the SEC reporting beneficial ownership of 2,638,164 of our ordinary shares as of December 31, 2023 with sole voting power over 2,585,952 shares and sole dispositive power over 2,638,164 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)	Includes 512,447 options to purchase ordinary shares which have vested, or will vest, within 60 days of March 31, 2024.

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29	2024 Proxy Statement

STOCK OWNERSHIP INFORMATION

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2023 with respect to compensation plans under which ordinary shares of the Company may be issued.

Number of securities
remaining available
	Number of securities				for future issuance
	to be issued upon		Weighted-average		under equity
	exercise of		exercise price of		compensation plans
	outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by securityholders	2,735,130	(1)	44.92	(2)	2,075,376
Equity compensation plans not approved by securityholders	—		—		—
Total	2,735,130		44.92	(2)	2,075,376

(1)	Includes 780,421 restricted stock units, 295,067 performance award stock units, and 1,659,642 options to purchase shares that have been granted under the approved Trinseo PLC Amended & Restated 2014 Omnibus Incentive Plan and remain outstanding as of December 31, 2023. The restricted stock units and performance stock units will result in the issuance of shares immediately upon vesting, with the vesting of performance stock units subject to the Company’s attainment of pre-established performance goals. The options to purchase shares will result in the issuance of shares upon exercise.
(2)	Represents the weighted-average exercise price of the above-mentioned options to purchase shares only. The Company’s performance award stock units and restricted stock units do not have associated exercise prices.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. When requested, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and will file these reports on their behalf. Based solely on a review of the copies of such forms in our possession, and on written representations from our current directors and executive officers, we believe that all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) during 2023, with the exception of Form 4 amendments filed on July 13, 2023 by Joseph Alvarado, Victoria Brifo, Jeffrey J. Cote, Pierre-Marie De Leener, Jeanmarie Desmond, Matthew Farrell, Sandra Beach Lin, Henri Steinmetz and Mark Tomkins to correct the number of shares withheld for taxes previously reported on June 16, 2023.

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Proposal 2—Advisory Vote on Named Executive Officer Compensation

The Compensation Discussion and Analysis of this Proxy Statement, which immediately follows this proposal, describes our executive compensation program and the compensation of our named executive officers for fiscal 2023. The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Trinseo PLC APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

●	Attract and retain industry-leading talent;
●	Link compensation actually paid to achievement of our financial, operating and strategic goals;
●	Reward individual performance and contribution to our success; and
●	Use performance measures, including financial and non-financial goals that align our named executive officers’ interests with those of our shareholders.

We believe Trinseo’s executive compensation program employs positive governance practices and offers substantial levels of at-risk compensation to meaningfully align shareholder interests with those of our named executive officers.

The Board is asking shareholders to support this proposal, as it does annually. Although the vote we are asking you to cast is non-binding, the compensation committee and the Board value the views of our shareholders as expressed in their votes. The Board and the compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This compensation discussion and analysis (CD&A) section is intended to provide information about our 2023 compensation objectives and programs for our named executive officers, listed below (together, our “NEOs”).

Name	Position
Frank A. Bozich	President and Chief Executive Officer
David Stasse	Executive Vice President and Chief Financial Officer
Angelo N. Chaclas	Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
Han Hendriks	Senior Vice President and Chief Technology Officer
Paula Cooney	Senior Vice President and Chief Human Resources Officer
Andre Lanning (1)	Former Senior Vice President and Chief Commercial Officer

1)	Mr. Lanning was terminated as Senior Vice President and Chief Commercial Officer and was appointed as Special Advisor on July 17, 2023 in connection with a reorganization of the Company’s management team. Mr. Lanning’s last day with the Company was January 31, 2024.

This CD&A is divided into the following sections:

●	Executive Summary
●	Compensation Philosophy and Design
●	How We Make Compensation Decisions
●	2023 Compensation Structure & Performance
●	Other Compensation and Tax Matters

Executive Summary

Business Performance

Our 2023 results reflected continued challenging operating conditions faced by the Company in 2023, which were significantly impacted by continued persistent underlying demand weakness experienced across all reporting segments, especially in building & construction and consumer durables applications. The Company worked to mitigate the impact of these macroeconomic conditions through implementation of certain asset restructuring initiatives announced in the fourth quarter of 2022 and the second half of 2023.

Highlights for the year ended December 31, 2023:

●	Implemented an asset restructuring plan designed to reduce costs, improve profitability, reduce exposure to cyclical markets and elevated natural gas prices, and address market overcapacity; plan includes closure of certain underperforming or uncompetitive plants and product lines which are expected to be completed by the end of 2024
●	Completed a refinancing of $1.1 billion of outstanding term loan and senior note indebtedness in a difficult lending environment, which refinancing extended the entirety of the Company’s debt maturing in 2024 and 75% of debt maturing in 2025 to 2028
●	Continued focus on liquidity, including actions to preserve cash through reductions to capital spending, operating expenses and working capital, which generated a year-over-year increase in our cash balance of $47.4 million to $259 million in cash at year end

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COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Approval of Executive Compensation

In 2023, the compensation of our NEOs was approved by shareholders with approximately 95% of votes cast in favor. Based on this shareholder support of our executive compensation programs, we and the compensation committee believe our compensation program and practices are well aligned with our shareholders’ wishes. Our Board members, investor relations and legal function periodically engage with shareholders and investors regarding the structure of our executive compensation programs and corporate governance, and we believe the continued strong shareholder support of our say-on-pay proposals indicates our practices accurately represent the desires of our shareholders. We consider insights obtained through shareholder engagement and the results of our annual advisory say-on-pay proposal to be critical components to the compensation committee’s design and oversight of the Company’s executive compensation programs.

During fiscal 2023, the compensation committee of the Board reviewed our executive compensation peer group and concluded our peer group adequately aligned our executive officers’ pay opportunities with our compensation philosophy. The compensation committee also approved performance metrics for incentive pay that, consistent with prior years, were designed to correlate with the way we evaluate our operational results and reflect measures of performance that drive returns for our stockholders. We will continue to evaluate opportunities to enhance our compensation programs to attract and retain top talent and provide continued alignment with the interests of our shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Design

Overview

Our executive compensation policies and programs are designed to attract, retain and motivate key executives through competitive and cost-effective programs that reinforce executive accountability and reward the achievement of business and individual results. Executive compensation consists of four main elements: (1) base salary, (2) annual cash incentive awards, (3) long-term incentive compensation, and (4) retirement savings and benefit programs. The relative weighting of each element is aligned with our philosophy of linking pay to performance. A substantial percentage of our executives’ compensation is provided in the form of performance-based variable compensation with a greater emphasis on variable components for our senior executives. Annual cash awards are directly linked to corporate results and short-term performance measures, including financial and non-financial goals. Our equity incentive awards align our executives’ interests with those of our shareholders and our long-term business objectives. Executive retirement and benefits programs are generally consistent with the broader employee programs offered in the country where an executive primarily provides services to the Company. We provide limited perquisites to our executives and senior management, and such perquisites are only provided to the extent that they reflect particular business needs and objectives.

We strive to provide our NEOs with a compensation package that is market competitive within our industry and recognizes and rewards superior individual and Company performance.

Compensation Mix

The charts below show the 2023 target mix of compensation between salary and short- and long-term incentive compensation for Mr. Bozich, and for our other NEOs as a group. Long-term incentive compensation remains the largest component of our CEO’s and NEOs’ compensation, which we believe incentivizes long-term value creation and provides continued alignment between the interests of our NEOs and shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Maintaining Best Practices Regarding Executive Compensation

Our compensation committee intends to compensate our NEOs in a manner that is consistent with the objectives and design principles outlined above. We have adopted the following compensation practices, which are intended to promote strong corporate governance and alignment with shareholder’s interests:

Compensation Committee Practices

Clawback and Recoupment Policies

The Company adopted a Policy for Recoupment of Incentive Compensation in November 2023 which provides for the right to claw back incentive-based compensation to the extent it was awarded on the achievement of financial results subject to an accounting restatement due to material noncompliance by the Company of any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Pursuant to such policy, the Company shall seek recoupment of any cash-based and equity-based incentive compensation, bonuses, and awards granted, paid, earned or that become vested wholly or in part upon the attainment of any financial reporting measure that is (i) calculated based upon the achievement of financial results that were subsequently the subject of such a restatement and (ii) the amount of such compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded. The Board can recoup this compensation by requiring the reimbursement of compensation previously paid, cancelling outstanding vested or unvested equity awards, or taking any other action permitted by law.

Our equity award agreements also provide for the reimbursement of all or part of any annual incentive compensation if there is a breach by the executive of his or her award agreement or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with us or an overpayment of incentive compensation due to inaccurate financial data.

Share Ownership Guidelines

The compensation committee has adopted share ownership guidelines equal to (i) six times base salary for the CEO, and (ii) two times base salary for our other NEOs. The guideline must be achieved by 5 years from the date of hire for newly hired executives (the “accumulation date”). As of December 31, 2023, only Mr. Chaclas had served past the accumulation date, but due solely to a decline in stock price, was not in compliance with the share ownership guidelines. Under our share ownership guidelines, a failure to meet the guidelines due to a decline in stock price is not deemed a breach if the employee met the guidelines in a prior year. Until the ownership requirement is met, the executive must retain as a holding requirement: (i) 50% of the shares issued after vesting and settlement of restricted stock units (“RSUs”) (net of all applicable taxes), (ii) 50% of the shares issued following the exercise of a stock option (after satisfaction of the option exercise price and net of applicable taxes), and (iii) 50% of the shares issued after vesting and settlement of performance stock units (“PSUs”) (net of all applicable taxes). None of our NEOs sold any Trinseo shares in 2023.

Mitigate Undue Risk and Risk Assessment

The compensation committee regularly assesses whether our compensation programs and arrangements for our employees encourage excessive risk-taking. We mitigate undue risk in our compensation program by instituting strong governance policies such as capping potential payments, utilizing multiple performance metrics, striking a balance between short- and long-term incentives and adopting share ownership requirements.

Compensation at Risk	We grant a high percentage of at-risk compensation to our executive officers. We believe this is essential to creating a culture of pay-for-performance.
Double-Trigger Change-in-Control Provisions	Our executive officers only receive change-in-control benefits under their equity awards or their employment agreements if their employment is also

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COMPENSATION DISCUSSION AND ANALYSIS

terminated without cause (or by the executive for good reason) within a specified period following a change in control.
No 280G Gross-Up Provisions	The compensation committee does not permit 280G gross-up provisions in the Company’s executive employment agreements and amendments.
Anti-Hedging and Pledging Policy	We prohibit our directors, executive officers, and all employees from hedging or pledging the Company’s securities.
Independent Compensation Consultant	The compensation committee retains and annually reviews the independence of its compensation consultant.

How We Make Compensation Decisions

Our compensation committee is responsible for, among other matters: (1) reviewing key executive compensation goals, policies, plans and programs; (2) reviewing the compensation of our executive officers; (3) reviewing and approving employment agreements and other similar arrangements between the Company and our executive officers; and (4) administering our equity-based plans and other incentive compensation plans.

Our Chief Executive Officer and President reviews annually each NEO’s performance (other than his own) and recommends to the compensation committee appropriate base salary, annual cash incentive awards and long-term equity incentive awards (to the extent applicable with respect to a particular year) for these NEOs. Based upon the recommendations of our Chief Executive Officer and President, and after considering the objectives of our executive compensation program, as described above, as well as the factors described below under “Use of Benchmarking Comparison Data”, the compensation committee approved the annual compensation packages of our executive officers. In 2023, the compensation committee also approved Mr. Bozich’s compensation, including his base salary, annual cash incentive award, long-term equity incentive awards. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” for a description of each NEO’s employment agreement terms.

In making decisions with respect to any element of an NEO’s compensation, the compensation committee considered the total compensation that may be awarded to the executive, including salary, annual cash incentive awards and long-term incentive compensation. In addition, in reviewing and approving employment agreements for our NEOs, the compensation committee considered the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the executive’s employment under a variety of circumstances. Our goal is to award compensation that is competitive to attract and retain highly qualified leaders and that motivates them to drive strong business performance. We believe that our compensation programs align executive and shareholder interests, while allowing compensation to vary based on each executive’s individual contributions to the Company and to the Company’s overall performance.

Use of Independent Compensation Consultant

The compensation committee has retained Willis Towers Watson as its independent compensation consultant. Willis Towers Watson provides the compensation committee with advice on a broad range of executive compensation matters. The scope of their services includes, but is not limited to, the following:

●	Apprising the compensation committee of compensation-related trends and developments in the marketplace;
●	Informing the compensation committee of regulatory developments relating to executive compensation practices;
●	Providing the compensation committee with an assessment of the market competitiveness of the Company’s executive compensation;
●	Assessing the composition of the peer companies used for comparative purposes;
●	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking; and
●	Identifying potential changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with shareholder interests.

During fiscal 2023, Willis Towers Watson attended all of the regularly scheduled meetings of the compensation committee.

In addition to providing the compensation committee with these executive compensation consulting services in 2023 for which it received aggregate fees of approximately $210,000, Willis Towers Watson also provided the Company with the additional services for which it received fees totaling approximately $390,000, including pension and benefits actuarial

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COMPENSATION DISCUSSION AND ANALYSIS

support and pay versus performance valuation support. Before Willis Towers Watson undertook any compensation support work for the Company’s management, the compensation committee was consulted and approved the scope of work.

The compensation committee actively considered the range of the additional services that Willis Towers Watson was already providing to the Company when it made the decision to retain Willis Towers Watson as its independent compensation consultant in 2023. The compensation committee assessed the independence of Willis Towers Watson pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the compensation committee.

Use of Benchmarking Comparison Data

The compensation committee selects a peer group of companies, with assistance from Willis Towers Watson, for use in making compensation decisions with respect to the total mix and amount of compensation. This peer group consists of companies in the chemical and commodities and chemicals manufacturing industries. The compensation committee reviewed various market-based metrics of the peer group that it deemed appropriate, which included enterprise value, revenue, market capitalization, and EBITDA margins, to establish compensation benchmarks. For 2023, the compensation committee removed six companies from its existing peer group and added eleven new companies. Companies in the paper packaging and metal/glass container industries were removed, as they do not reflect the Company’s current business, and several chemical companies were removed due to differences in their business models compared to Trinseo. Eleven new peer group companies were added, representing a mix of commodity and chemicals companies, which the compensation committee believes better match the Company’s size, product mix, and strategy. The compensation committee may annually review the companies included in our peer group and may add or eliminate companies as it determines is appropriate. The peer group selected for fiscal 2023 compensation decisions consisted of the following 23 companies:

AdvanSix, Inc.	H.B. Fuller Company	Quaker Chemical Corporation
Ashland Global Holdings Inc.	Huntsman Corporation	RPM International Inc.
Avient Corporation	Ingevity Corporation	Stepan Company
Axalta Coating Systems Ltd.	Kronos Worldwide, Inc.	Synthomer plc
Cabot Corporation	Methanex Corporation	Tronox Holdings plc
The Chemours Company	Minerals Technologies Inc.	Venator Materials PLC
Eastman Chemical Company	Olin Corporation	Westlake Corporation
Element Solutions Inc.	Orion Engineered Carbons S.A.

Additionally, the compensation committee reviewed data from Willis Towers Watson to supplement data from the peer group. This data allowed the compensation committee to obtain a broader understanding of market compensation levels.

2023 Compensation Structure & Performance

The principal components of our executive compensation program include both short-term and long-term compensation. Short-term compensation consists of an executive’s annual base salary and annual cash incentive award. Long-term compensation generally includes grants of share-based incentives as determined by the compensation committee. Certain elements of compensation of our NEOs were determined through direct negotiation with the executives at the time of their hiring.

Base Salary

Setting appropriate levels of base pay allows us to attract and retain an executive leadership team that will continue to meet our commitments to customers, sustain profitable growth and create value for our shareholders. The base salaries for our NEOs are determined based on the scope of their responsibilities and our compensation committee members’ collective knowledge of competitive compensation levels, as well as competitive compensation benchmarking data from Willis Towers Watson based on our peer group and survey data. Base salaries are reviewed annually by the compensation committee and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels.

In 2023, the compensation committee approved salary increases to certain of our NEO’s base salaries. Mr. Stasse, Mr. Chaclas and Ms. Cooney were granted an increase to their base salaries of 2.7%, 3.1% and 2.7% respectively, for 2023. Mr. Bozich and Mr. Hendriks did not receive an increase to their base salary in 2023.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Plan

Our annual cash incentive plan (“ACI Plan”) is designed to create a pay for performance culture by aligning the compensation program to the achievement of our strategic and business objectives and with shareholder interests. Our business objectives are to: (1) provide a safe working environment by meeting or exceeding our metrics for injuries, spills, and process safety incidents, and demonstrating progress on Sustainability goals; (2) generate strong free cash flow and Adjusted EBITDA results relative to our industry; (3) implement Trinseo’s strategy to transform into a materials-enabled solutions provider; (4) promote Company culture, talent development, recruitment and retention. The actual amount that will be paid in respect of an ACI Plan award is based on a combination of the achievement of Company performance goals as well as individual performance. The performance goals and metrics are reviewed and approved by the compensation committee at the beginning of the year. At the end of the year, the amount paid to each NEO is based on the achievement of the Company performance goals and an assessment of the executive’s overall performance.

For 2023, the ACI Plan was designed to align our executives’ compensation with the Company’s business plan and priorities for the year, and reward performance based on the following three components:

●	Financial Performance: measured by Company Adjusted EBITDA, adjusted as described below;
●	Responsible Care®: Total Recordable Incident Rate, Spills and Process Safety Incidents; and
●	Individual Goals: Performance against defined business/functional and individual goals.

We believe that Adjusted EBITDA is a key measure of our financial performance, removing the impacts of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure as well as other non-recurring items. Therefore, for purposes of the annual cash incentive plan, we define Adjusted EBITDA, which is considered a non-GAAP measure, as net income (loss) from continuing operations before interest expense, net provision for income taxes; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the disposition of businesses and assets, restructuring charges; acquisition related costs and benefits, and other items. Our Adjusted EBITDA performance target metric for the 2023 ACI Plan awards was set consistent to our 2023 business plan that was approved by the Board, but is adjusted to exclude results from the Company’s American Styrenics segment and its Feedstocks segment, and to exclude the impacts of raw material timing. As in prior years, we exclude the earnings of our Americas Styrenics segment because as a joint venture the Company does not have direct control of its day-to-day operations. Additionally, we also exclude the earnings of our Feedstocks segment and the impacts of raw material timing because market volatility within this segment and timing impacts are generally outside of our executives’ control but can have a significant positive or negative impact on the Company’s financial performance. Our 2023 results reflected continued challenging operating conditions and demand weakness across all reporting segments, especially in building & construction and consumer durables applications. The Company made efforts to mitigate the impact of these macroeconomic conditions through implementation of asset restructuring initiatives, to bolster liquidity through cash preservation actions, and to secure longer-term debt maturity with the refinancing of the substantial majority of its near-term indebtedness.

See “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Performance Measures” of our Annual Report on Form 10-K for the year ended December 31, 2023 for more information on our approach to calculating Adjusted EBITDA and a reconciliation to the comparable GAAP measure.

Industry-leading environmental, health and safety metrics, as well as individual performance, are important measures for establishing performance objectives and measuring the performance of our NEOs. We are a Responsible Care® company and our environmental, health and safety policy states that protecting people and the environment is part of everything we do and every decision we make. Each employee has a responsibility to ensure that our products and operations meet applicable government and Company standards.

The 2023 ACI Plan includes three environment, health and safety metrics that we track for our Company – (i) Total Recordable Incident Rate, a metric used in the chemicals industry to measure injury rates versus operating hours, (ii) Spills, defined as loss of containment of any physical device used to contain a chemical or plastic resin as part of our manufacturing processes, and (iii) Process Safety Incidents as defined by the American Chemistry Council. Incentive payouts with respect to these metrics are determined based on our achievement rating for Responsible Care® performance and in accordance with the threshold, target and maximum levels set forth in the table below.

In addition, each NEO had individual performance goals that included, depending on the NEO: corporate Adjusted EBITDA; Free Cash Flow; capital spending; margins and profitability; strategic transformation; corporate development projects and integrations; organizational effectiveness; safety and sustainability; human capital management; and budget oversight. The results achieved against each of these individual goals were assessed by the CEO or the compensation committee and a percentage rating was assigned to each NEO.

2024 Proxy Statement	38

COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the weight and targets of the component metrics, along with the payout opportunity for the ACI Plan.

	Weight of		100%
	Metric in	Threshold	Performance	Exceeds
Performance Goal	ACI Plan (%)	Target	Target	Target
1. Financial Performance
2022 Adjusted EBITDA Target (Per 2022 Business Plan)	60%	$261M	$327M	$392M
2. Responsible Care®
Total Recordable Incident Rate	5%	0.3	0.2	0.1
Spills	5%	11	8	5
Process Safety Incidents	5%	3	2	0
Responsible Care® Sub-total	15%
3. Individual Goals	25%
Total Opportunity at Target	100%
Maximum Opportunity	200%

The Company’s financial performance metric was based on an Adjusted EBITDA target of $327 million and threshold Adjusted EBITDA target of $261 million. The actual year-end Adjusted EBITDA for purposes of the 2023 ACI Plan was $161 million, which represents the Company’s year-end Adjusted EBITDA of $154 million excluding $62 million in earnings from our joint ventures and $42 million in losses from our Feedstocks segment, and excluding the impact of $27 million of unfavorable raw material timing, as described above. Based on our 2023 audited financial results, our compensation committee determined that our financial performance component resulted in no payout of the Adjusted EBITDA component of the ACI Plan, as set forth in the table below. All payout values in this table are shown as a percentage of target.

	Performance	Actual	Payout as % of	Payout as % of
	Target (100%)	Result	Target	Total Target Bonus
Financial Performance (Adjusted EBITDA)	$327M	$161M	0%	0%

Our achievement rating for the Responsible Care® portion of the bonus qualified each NEO for 11.7% of the Responsible Care® component of the ACI Plan, as set forth below. All payout values in this table are shown as a percentage of target.

	Potential Payout				Total Actual
	as% of Total	Performance		Actual Payout	Payout
	Target Bonus	Target (100%)	Actual Result	as % of Target	as % of Target
Responsible Care®
Total Recordable Incident Rate	5%	0.2	0.3	0%	0%
Spills	5%	8	7	0%	0%
Process Safety Incidents	5%	2	2	100%	5.0%
Responsible Care® Total	15.0%				5.0%

*

The Company’s actual results in this category would have resulted in an above-target payout, however, due to the reputational impact of the spill at the Company’s Bristol location in March 2023, the compensation committee decided that the actual payout should be 0%.

Discretionary ACI Plan Award. In recognition of the challenges faced by the Company during 2023, the compensation committee exercised its discretion to increase the ACI Plan payout by 6.7% to acknowledge significant progress made on many key initiatives during the year, including the refinancing of $1.1 billion of near-term indebtedness, successful implementation of liquidity-focused actions generating a year-over-year cash balance increase of $47 million, and continued focus on sustainability initiatives including growth of products containing recycled or bio-based materials and the inauguration of a polycarbonate dissolution pilot facility in the Netherlands.

39	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the contribution of each performance metric under our ACI Plan to the actual bonus award earned by our NEOs. All values in this table are shown as a percentage of target.

	EBITDA	Responsible	Individual		Actual Payout
NEO	(60%)	Care (15%)	Goals (25%)	Discretionary	as a % of Target
Frank A. Bozich	0%	5%	85%	6.7%	33%
David Stasse	0%	5%	200%	6.7%	62%
Angelo N. Chaclas	0%	5%	200%	6.7%	62%
Han Hendriks	0%	5%	100%	6.7%	37%
Paula Cooney	0%	5%	115%	6.7%	40%
Andre Lanning	0%	5%	90%	6.7%	34%

During 2023, the target bonus for each NEO under the ACI Plan was based on a percentage of base salary. The table below shows the 2023 target annual incentive award for each NEO and the actual award payable, based on Company performance metrics and individual performance goals.

	Target Payout	Target Payout	Actual Payout	Actual Payout
NEO	as % of Base Salary	Amount	as a % of Target	Amount
Frank A. Bozich	130%	$1,365,000	33%	$449,768
David Stasse	75%	$423,750	62%	$261,454
Angelo N. Chaclas	75%	$375,000	62%	$231,375
Han Hendriks (1)	60%	$317,461	37%	$116,509
Paula Cooney	60%	$308,100	40%	$124,627
Andre Lanning (1)	60%	$323,335	34%	$110,581

(1)	Compensation for Mr. Hendriks is payable in EUR. The amount of compensation earned or received during 2023 was converted using the foreign exchange rate of US$1.0798 to EUR 1.00. Mr. Lanning’s compensation was paid in CHF and was converted using the foreign exchange rate of US$1.1061 to CHF1.00. These rates were determined by averaging the monthly exchange rates in effect during 2023.

2024 Proxy Statement	40

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Compensation

Our compensation committee approved equity grants to certain key employees, including the NEOs, which were awarded in February 2023 under the Company’s Amended & Restated 2014 Omnibus Incentive Plan (the “Equity Plan”). Each of our NEOs received an equity award comprised of three types of awards: options to purchase our ordinary shares (30%), RSUs (30%), and PSUs (40%). The total award is based on a target percentage of their base salary, as shown in the table below. These awards are subject to time-based vesting conditions, with options vesting in three equal annual installments beginning on the first anniversary of the date of grant, RSUs vesting in full on the third anniversary of the date of grant and PSUs partially vesting on each of the first, second and third year anniversary of the date of grant, subject to the Company’s relative total shareholder return (“TSR”) performance. In each case, vesting is generally subject to the NEO’s continuous employment with us on the applicable vesting date.

	LTI	LTI
NEO	Target %	Target Amount
Frank A. Bozich	420%	$4,410,000
David Stasse	205%	$1,158,250
Angelo N. Chaclas	170%	$850,000
Han Hendriks (1)	70%	$370,371
Paula Cooney	120%	$616,200
Andre Lanning (1)(2)	140%	$754,449

(1)	Compensation for Mr. Hendriks was paid or is payable in EUR. The amount of compensation earned or received during 2023 was converted using the foreign exchange rate of US$1.0798 to EUR 1.00. Mr. Lanning’s compensation is payable in CHF and was converted using the foreign exchange rate of US$1.1061% to CHF1.00. These rates were determined by averaging the monthly exchange rates in effect during 2023.
(2)	Mr. Lanning’s last day with the Company was January 31, 2024. Mr. Lanning’s outstanding unvested LTI awards continued to vest through his final date of employment. Mr. Lanning’s RSUs granted before 2022 were vested on a pro-rata basis, while RSUs granted in 2022 or later were vested in full, as of his final date of employment. Mr. Lanning’s outstanding stock options continue to vest according to their original vesting schedule. All outstanding PSU awards unvested as of his final date of employment were forfeited.

The Board grants PSUs as part of each NEO’s target equity compensation package to increase the percentage of at-risk, long-term incentive-based compensation. We believe the use of PSUs, in a higher concentration of equity compensation as compared to the RSU and stock option components, provides greater alignment between our executive compensation program and the creation of shareholder value through the Company’s long-term strategic initiatives. In addition, our Board considers the stock options to be performance-based because a stock option will only have value to the extent that our stock price increases after the date the stock option is granted.

PSUs granted in 2023 vest during four performance periods, consisting of three one-year performance periods and one three-year performance period, which are each measured independently. Subject to the executive’s continued employment during the full three-year performance period, vesting will be calculated during each performance period based on the Company’s relative TSR performance, assuming the reinvestment of dividends, against the performance of all chemical and basic materials companies in the S&P 600 Small Cap Index (the “Performance Peer Group”) during the fiscal year. PSUs which vest during each performance period will be delivered, in aggregate, following the third anniversary of the grant date (the “final vesting date”).

41	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The number of 2023 PSUs that will vest during each performance period, based on the achievement of relative TSR performance goals, will be as follows:

	% of Award	TSE
	Eligible	Performance			Payout %
Metric	for Vesting	Threshold	Target	Maximum	Threshold	Target	Maximum
2023 TSE TSR		25th	50th	75th
(relative to Performance Peer Group)	15%	Percentile	Percentile	Percentile	50%	100%	200%
2024 TSE TSR		25th	50th	75th
(relative to Performance Peer Group)	15%	Percentile	Percentile	Percentile	50%	100%	200%
2025 TSE TSR		25th	50th	75th
(relative to Performance Peer Group)	15%	Percentile	Percentile	Percentile	50%	100%	200%
2023 – 2025 TSE Cumulative TSR		25th	50th	75th
(relative to Performance Peer Group)	55%	Percentile	Percentile	Percentile	50%	100%	200%

*	Vesting is interpolated between the 25th and 50th and between the 50th and 75th percentiles.

Regardless of the targets above, vesting for each performance period is capped at 100% of target if the Company’s TSR is negative for the performance period. Additionally, the total value of the shares delivered at the final vesting date is capped at three times the target shares multiplied by the grant date share price. Because we assume reinvestment of dividends, dividend equivalents accrue during the performance period. However, dividend equivalents will be paid only if the PSUs vest, and are based on the number of vested PSUs delivered on the final vesting date, since we do not believe the executives should receive the benefit of such dividend earnings if the performance criteria associated with the PSU award is not otherwise met.

The PSU awards granted to NEOs in 2021 partially met their TSR performance metrics during the performance period and therefore 10.3% of the target awards vested in 2024. Messrs. Bozich, Stasse and Chaclas received shares upon vesting of these PSU awards. The number of PSUs granted in 2021 was based the closing price on the date of grant, or $61.06 per share. On the PSU vesting date, the closing price of Trinseo shares was $4.78.

Retention Awards

In February 2023, additional long-term incentive retention awards were granted to Mr. Stasse and Mr. Chaclas, in recognition of their contributions to the Company during 2022, including the implementation of its asset restructuring plan and attempted sale of the styrenics business, and to retain their services to the Company during the award vesting period. The additional long-term incentive awards granted to Mr. Stasse and Mr. Chaclas were in an amount equal to their ordinary annual long-term incentive award grants for 2023 described above, and comprised of 50% RSUs and 50% PSUs. These awards are subject to the same vesting conditions as their ordinary annual long-term incentive awards, with RSUs vesting in full on the third anniversary of the date of grant and PSUs partially vesting on each of the first, second and third year anniversary of the date of grant, subject to the Company’s relative TSR performance. The awards are generally subject to their continuous employment through the applicable vesting date.

2024 Proxy Statement	42

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Matters

Retirement Benefits

Our qualified U.S. savings plan (the “401(k) plan”) provides for (1) annual discretionary Company contributions and (2) employer matching contributions to be credited to participants’ accounts. The U.S.-based NEOs participate in this plan on the same basis as our other employees. We also maintain a non-qualified U.S. savings and deferral plan in which each of our U.S.-based NEOs may participate. This plan allows participants to defer a portion of their compensation on a pre-tax basis, with matching contributions from the Company that are payable at a future date based on the terms of the plan. Additionally, the plan provides for discretionary Company contributions in connection with earnings that are in excess of the limitations set forth in the 401(k) plan. Mr. Hendriks participated in our Netherlands-based defined contribution plan.

Our NEOs do not participate or have account balances in any qualified or non-qualified defined benefit pension plans sponsored by the Company, with the exception of Mr. Lanning, who participated in our Switzerland-based defined contribution retirement plan. Our NEOs do not participate in any supplemental employee retirement plan or have such a plan provided by their agreement.

Severance Benefits

Our NEOs are eligible for severance benefits under their employment agreements upon certain terminations of employment. The agreements provide Mr. Stasse, Mr. Chaclas and Ms. Cooney with severance benefits in an amount equal to 1.5 times the sum of the executive’s annual base salary and target bonus paid monthly over 18 months, and Mr. Hendriks with severance benefits in an amount equal to 1.0 times the sum of his annual base salary and target bonus paid monthly over 12 months. Mr. Bozich’s employment agreement provides him with severance benefits, upon certain terminations of employment, in an amount equal to 2.0 times the sum of his annual base salary and target bonus paid monthly over 24 months.

We provide change-in-control severance benefits to certain executives, including our current NEOs. These change-in-control severance benefits are designed to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of the Company and to enable the executives to impartially evaluate such a transaction. These change-in-control benefits are structured with “double trigger” terms. Under the terms of these agreements, each NEO is entitled to a lump sum payment equal to 2.0 times the sum of the executive’s annual base salary and target bonus, and in the case of Mr. Bozich, 3.0 times the sum of his annual base salary and target bonus, if the NEO’s employment is terminated other than for “Cause” or if the NEO resigns for “good reason,” as defined in the agreements, within two years following a change in control of the Company. The compensation committee does not permit 280G gross-up provisions in its executive employment agreements or amendments.

Other Compensation

Each NEO is eligible to participate in our generally-available benefit plans, such as savings, medical, dental, group life, disability and accidental death and dismemberment insurance, in accordance with country practices. Additionally, the Company may offer certain perquisites to certain executives when appropriate or necessary to recruit or retain talented and qualified individuals. As a Company that operates worldwide, we often offer certain types of perquisites to our executives, such as payment of group life insurance premiums, tuition payments for children, vehicle allowances or moving expenses to compensate executives who relocate. See the footnotes to the “Summary Compensation Table” and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” below for more details regarding the other compensation paid to our NEOs.

Anti-Hedging and Pledging Policy

The Board has adopted a policy prohibiting hedging transactions and disallowing pledging transactions subject to certain narrow exceptions. Pursuant to this policy, no officer, director or employee may engage in short sales, hedging or monetization transactions, such as zero-cost collars and forward sale contracts, puts, calls, or other derivative securities including options, warrants, convertible securities, stock appreciation rights or similar securities. This prohibition does not apply to exercise of Company stock options. Officers, directors and employees are also prohibited from maintaining Company securities in a margin account. No officer, director or employee of the Company may pledge Company securities as collateral for a loan without first showing financial capacity to repay the loan and obtaining preapproval from the Company’s Chief Compliance Officer.

43	2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Timing of Awards

We regularly award annual equity grants to our executive officers in February of each year, so as to provide a pre-set schedule for our equity grants that won’t be impacted by events external or internal to the Company. New hires may, depending on the timing of their hire, be eligible for a grant at the next board meeting following his or her hire.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section (the “CD&A”) required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board that the CD&A be included in this proxy statement on Schedule 14A.

THE COMPENSATION AND TALENT DEVELOPMENT COMMITTEE

Joseph Alvarado, Chair

Victoria Brifo

Pierre-Marie De Leener

Matthew Farrell

K’Lynne Johnson

2024 Proxy Statement	44

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or earned by our NEOs for the years ended December 31, 2023, 2022 and 2021, as applicable. For additional information, please read the footnotes and narrative disclosures that follow the table.

							Changes
							in Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)1
Frank Bozich	2023	1,050,000	—	2,804,973	1,322,998	449,768	13,387	138,719	5,779,845
President and Chief Executive Officer	2022	1,050,000	—	2,761,179	1,197,862	650,000	2,041	132,501	5,793,583
	2021	1,025,000	—	2,511,215	1,076,254	2,265,251	8	124,165	7,001,892
David Stasse	2023	565,000	—	1,802,356	347,477	261,453	9,200	64,124	3,049,610
Executive Vice President & Chief Financial Officer	2022	550,000	—	761,223	330,226	206,250	1,700	61,342	1,910,742
	2021	520,000	—	636,978	272,994	663,000	13	54,502	2,147,487
Angelo N. Chaclas	2023	500,000	—	1,322,728	255,004	231,375	32,965	58,467	2,400,539
Senior Vice President and Chief Legal Officer	2022	485,000	—	503,424	218,402	181,875	9,376	55,671	1,453,748
	2021	460,000	—	482,985	206,996	586,500	21,789	50,171	1,808,441
Han Hendriks (1)	2023	490,000	269,950	236,239	111,424	116,509	—	48,258	1,272,380
Senior Vice President and Chief Technology Officer
Paula Cooney	2023	513,500	—	391,938	184,859	124,627	936	54,567	1,270,427
Senior Vice President and Chief Human Resources Officer	2022	500,000	—	415,250	180,136	150,000	—	26,715	1,272,100
Andre Lanning (1)	2023	538,892	—	467,291	220,404	110,581	274,313	12,178	1,623,660
Former Senior Vice President and Chief Technology Officer	2022	478,384	157,290	488,873	212,089	135,911	124,783	8,651	1,605,980
	2021	458,192	273,650	252,605	108,240	426,307	108,365	14,230	1,641,589

(1)	Compensation for Mr. Hendriks was paid or is payable in EUR. The amount of compensation earned or received during 2023 was converted using the foreign exchange rate of US$1.0798 to EUR 1.00. Compensation for Mr. Lanning was paid or is payable in CHF. The amount of compensation earned or received during 2023, 2022 and 2021 was converted using the foreign exchange rate of US$1.1061 to CHF 1.000, US$1.0486 to CHF 1.000 and US$1.0946 to CHF 1.00, respectively. These rates have been determined by averaging the exchange rates in effect for each calendar year.
(2)	The amounts in this column paid to Mr. Hendriks and Mr. Lanning are related to sign-on bonuses granted as part of their offer of employment, and a retention award granted to Mr. Lanning in 2020, which are paid in installments over multiple years. Mr. Hendriks’ sign-on bonus was paid on March 31, 2023 and becomes fully vested two years after the payment date.
(3)	The amount in this column reflects the fair value of restricted stock unit and performance unit awards granted in the periods presented, calculated in accordance with ASC 718. The assumptions used for determining fair value are described in Note 23 to our consolidated financial statements filed with our Annual Report on Form 10-K. For Mr. Stasse and Mr. Chaclas, this amount includes a retention equity award in an amount equal to their ordinary annual long-term incentive award grants for 2023, comprised of 50% RSUs and 50% PSUs. The grant date fair value of the PSU awards granted in 2023, assuming achievement of the highest level of performance (200% of the target award) is as follows:

45	2024 Proxy Statement

EXECUTIVE COMPENSATION

Maximum Grant Date
NEO	Fair Value
Frank Bozich	$2,963,938
David Stasse	$1,751,513
Angelo N. Chaclas	$1,285,414
Han Hendriks	$249,638
Paula Cooney	$414,149
Andre Lanning	$493,774

(4)	The amount in this column reflects the fair value of option awards granted in the periods presented, computed using the Black-Scholes pricing model, whose inputs and assumptions are as of the grant dates and described in Note 23 to our consolidated financial statements filed with our Annual Report on Form 10-K.
(5)	This amount includes each NEO’s earned annual cash incentive payout as discussed in “Compensation Discussion and Analysis—2023 Compensation Structure & Performance —Annual Cash Incentive Plan” above.
(6)	The amount in this column reflects the aggregate change in the actuarial present value of Mr. Lanning’s accumulated benefit under our defined benefit pension plan in respect of each year in the table. Amounts reported for Messrs. Bozich, Stasse and Chaclas reflect earnings on non-qualified deferred compensation plans. See “—U.S. Non-Qualified Deferred Compensation Table” below for information with respect to the NEOs’ deferred compensation amounts for 2023.
(7)	Included in “All Other Compensation” for fiscal year 2023 were the following items:

		Non-qualified
		deferred
	401k Plan	comp plan	Allowances	Car Allowance	Other	Total
NEO	($) (i)	($) (ii)	($) (iii)	($) (iv)	($) (v)	($)
Frank Bozich	33,069	105,500			150	138,719
David Stasse	29,786	34,188			150	64,124
Angelo N. Chaclas	29,817	28,500			150	58,467
Han Hendriks	26,377			21,881		48,258
Paula Cooney	28,737	25,830			150	54,567
Andre Lanning			12,178			12,178

(i)	Represents Company matching and discretionary contributions to the 401(k) Plan for Messrs. Bozich, Stasse, and Chaclas and Ms. Cooney, and contributions to a defined contribution plan for Mr. Hendriks.
(ii)	Represents Company matching and discretionary contributions to our non-qualified deferred compensation plan (such amounts are also included in the “U.S. Non-Qualified Deferred Compensation Table” below).
(iii)	These amounts represent a family allowance (for children until age 16; and for education until age 25) offered by the Swiss government.
(iv)	This amount represents a car allowance offered to certain employees in the Netherlands in accordance with market practice.
(v)	Represents the aggregate of all other compensation items paid to the NEOs for personal benefits, which individually do not exceed $10,000. For Messrs. Bozich, Stasse, and Chaclas and Ms. Cooney, these amounts represent payment of group life insurance premiums.

2024 Proxy Statement	46

EXECUTIVE COMPENSATION

Grant of Plan-Based Awards Table

The following table shows all plan-based awards granted to the NEOs during 2023. All equity awards were granted under the Equity Plan as a target percentage of each NEOs base salary with the target value of the equity award comprised of stock options (30%), RSUs (30%), and PSUs (40%) granted under the Company’s Amended & Restated 2014 Omnibus Incentive Plan. See “Compensation Discussion and Analysis—2023 Compensation Structure & Performance—Long-Term Equity Incentive Compensation” for more information regarding the 2022 equity awards. All NEOs earned cash incentive awards for 2023 performance under the Company’s ACI Plan. See “Compensation Discussion and Analysis—2023 Compensation Structure & Performance—Annual Cash Incentive Plan” above.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Plan			Under Equity Plan
		Awards (1)			Awards (2)
								All other	All other			Grant
								stock	option			Date
								awards:	awards:	Exercise	Closing	Fair Value
								Number	Number of	or Base	Stock	of Stock
								of shares	securities	Price	Price on	and
								of stock	underlying	of Option	Grant	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	Awards	Date	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	(#) (4)	($/sh)	($/sh)	($)
Frank A. Bozich
Options	2/22/2023	—	—	—	—	—	—	—	121,823	24.08	—	1,322,998
RSUs	2/22/2023	—	—	—	—	—	—	54,942	—	—	24.08	1,323,004
PSUs	2/22/2023	—	—	—	5,494	73,256	146,512	—	—	—	24.08	1,481,969
ACI	1/1/2023	—	1,365,000	2,730,000	—	—	—	—	—	—	—	—
David Stasse
Options	2/22/2023	—	—	—	—	—	—	—	31,996	24.08	—	347,477
RSUs (5)	2/22/2023	—	—	—	—	—	—	38,480	—	—	24.08	926,599
PSUs (5)	2/22/2023	—	—	—	3,247	43,290	86,580	—	—	—	24.08	875,757
ACI	1/1/2023	—	423,750	847,500	—	—	—	—	—	—	—	—
Angelo N. Chaclas
Options	2/22/2023	—	—	—	—	—	—	—	23,481	24.08	—	255,004
RSUs (5)	2/22/2023	—	—	—	—	—	—	28,240	—	—	24.08	680,020
PSUs (5)	2/22/2023	—	—	—	2,383	31,770	63,540	—	—	—	24.08	642,708
ACI	1/1/2023	—	375,000	750,000	—	—	—	—	—	—	—	—
Han Hendriks
Options	2/22/2023	—	—	—	—	—	—	—	10,260	24.08	—	111,424
RSUs	2/22/2023	—	—	—	—	—	—	4,627	—	—	24.08	111,419
PSUs	2/22/2023	—	—	—	463	6,170	12,340	—	—	—	24.08	124,820
ACI	1/1/2023	—	317,461	634,922	—	—	—	—	—	—	—	—
Paula Cooney
Options	2/22/2023	—	—	—	—	—	—	—	17,022	24.08	—	184,859
RSUs	2/22/2023	—	—	—	—	—	—	7,677	—	—	24.08	184,863
PSUs	2/22/2023	—	—	—	768	10,236	20,472	—	—	—	24.08	207,075
ACI	1/1/2023	—	308,100	616,200	—	—	—	—	—	—	—	—
Andre Lanning
Options	2/22/2023	—	—	—	—	—	—	—	20,295	24.08	—	220,404
RSUs	2/22/2023	—	—	—	—	—	—	9,153	—	—	24.08	220,405
PSUs	2/22/2023	—	—	—	915	12,204	24,408	—	—	—	24.08	246,887
ACI	1/1/2023	—	323,335	646,670	—	—	—	—	—	—	—	—
(1)	Represents awards provided under our ACI Plan discussed above under “Compensation Discussion and Analysis—2023 Compensation Structure & Performance—Annual Cash Incentive Plan”. The maximum amount represents two times the target amount. The actual amounts earned by the NEOs with respect to 2023 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	This column represents unvested PSUs granted in 2023. PSUs partially vest in four performance periods ending on each of the first, second and third year anniversary of the date of grant, subject to achieving certain TSR performance metrics during each vesting period. The number of PSUs that vest upon completion of each performance period can range from 0 to 200% of the original grant.
(3)	This column represents unvested RSUs granted in 2023. All RSUs vest in full on the third anniversary of the grant date.
(4)	Option awards vest in three equal installments beginning on the first anniversary of the date of grant.
(5)	In 2023 Mr. Stasse and Mr. Chaclas received a retention bonus equity award, in an amount equal to their ordinary annual long-term incentive award grants for 2023, comprised of 50% RSUs and 50% PSUs. For more information, see “Compensation Discussion and Analysis—2023 Compensation Structure & Performance—Retention Awards.”

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EXECUTIVE COMPENSATION

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table; Other Narrative Disclosure

Employment Agreements with Current Executives

Each NEO is employed by us pursuant to a written agreement of employment. We entered into executive employment agreements with Mr. Bozich in December 2018, Mr. Stasse in April 2019, Mr. Chaclas in January 2020, Mr. Hendriks in August 2022 and Ms. Cooney in October 2021. Mr. Bozich’s employment agreement provides for an initial three-year term, with automatic one-year extensions beginning on the expiration of the initial term, which may be terminated with at least one year prior written notice. Mr. Stasse’s, Mr. Chaclas’ and Ms. Cooney’s agreements provide for an initial term of one year and are subject to automatic one-year extensions beginning on the expiration of the initial term, which may be terminated with at least 90 days’ prior written notice from the executive or the Company stating the intent not to extend the employment term. Mr. Hendriks’ employment agreement is for an indefinite term and may be terminated by the Company with 6 months’ advance written notice and by Mr. Hendriks with 3 months’ advance written notice.

Under the terms of their agreements, Messrs. Bozich, Stasse, Chaclas, Hendriks and Ms. Cooney were entitled to receive minimum annual base salaries in 2023 of $1,050,000, $565,000, $500,000, €490,000 and $513,500, respectively. These salaries are subject to annual review by the Board (or a committee thereof) during the first 90 days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year. Each NEO is also entitled to participate in our employee and fringe benefit plans as may be in effect from time to time on the same general basis as our other employees.

Under their employment agreements, including increases approved by the compensation committee, Messrs. Bozich, Stasse, Chaclas and Hendriks and Ms. Cooney had target bonus opportunities under our ACI Plan equal to 130%, 75%, 75%, 60% and 60%, respectively, of their base salaries. For 2023, payouts to NEOs were paid below target, based on the Company’s underperformance compared to financial performance metrics. See “Compensation Discussion and Analysis—2023 Compensation Structure and Performance—Annual Cash Incentive Plan” for additional details on how the cash incentive awards were determined. In addition, following his start date in 2022, Mr. Hendriks also received a special one-time lump-sum cash incentive award of €250,000, which was payable as an advance on March 31, 2023 and which vests over two years subject to Mr. Hendriks’ continued employment. Under the terms of his employment agreement, Mr. Hendriks is also eligible for a monthly vehicle allowance which allowance was increased to €1,833 per month starting in April 2023.

Employment Arrangements with Former Executives

Mr. Lanning entered into an employment agreement with the Company in October 2021 with an initial term of one year, and subject to automatic one-year extensions beginning on the expiration of the initial term. The automatic extension of the agreement could be terminated with at least 90 days’ prior written notice from Mr. Lanning or the Company stating their intent not to extend the employment term. Mr. Lanning’s position was terminated in connection with a reorganization of the Company’s management team, and his last day with the Company was January 31, 2024. Under his employment agreement, during 2023 Mr. Lanning was entitled to receive an annual base salary of CHF 487,200 and a target bonus opportunity under our annual cash incentive plan equal to 60% of his base salary. See “Compensation Discussion and Analysis—2023 Compensation Structure and Performance—Annual Cash Incentive Plan” for additional details on how the cash incentive awards were determined.

Equity Awards under Amended & Restated 2014 Omnibus Incentive Plan

Each of our NEOs participated in our Equity Plan in 2023. Messrs. Bozich, Stasse, Chaclas and Hendriks and Ms. Cooney received an annual target equity incentive award under the Equity Plan of 420%, 205%, 170%, 70% and 120% respectively, of their base salaries. The value of the equity award is split among stock options (30%), RSUs (30%), and PSUs (40%).

Restricted Stock Units. RSUs granted under the Equity Plan will vest in full on the third anniversary of the grant date, generally subject to the executive’s continued employment with the Company on the vesting date. Upon a termination of employment due to the employee’s death or disability prior to the vesting date, termination without cause due to a restructuring or redundancy, or termination without cause within 2 years of a change in control, the RSUs will vest in full upon the employee’s termination date. Upon the employee’s retirement prior to the vesting date, the RSUs will continue to vest on the original vesting schedule. In the event the employee voluntarily resigns or is terminated for cause, all unvested RSUs will be forfeited. Upon vesting, for each RSU held by an award holder, such award holder will be entitled to an amount equal to any cash dividend or repayment of equity paid by the Company for one ordinary share during the vesting period (“dividend equivalents”). Award holders have no right to receive the dividend equivalents unless and until the associated RSUs vest. The dividend equivalents will be payable in cash and will not accrue interest.

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EXECUTIVE COMPENSATION

Performance Stock Units. PSUs granted under the Equity Plan in 2023 will vest during four performance periods, consisting of three one-year performance periods and one three-year performance period, which are each measured independently. Vesting will be calculated during each performance period, subject generally to the executive’s continued employment and based on the Company’s relative TSR performance, assuming the reinvestment of dividends, against the performance of all chemical and basic materials companies in the S&P 600 Small Cap Index. The percentage of the total PSU award that may vest during each performance period is as follows:

% of Award
Performance Period	Eligible for Vesting
2023	15%
2024	15%
2025	15%
2023 – 2025	55%

The percentage of PSUs that will vest during each performance period, based on TSR performance metrics, is generally as follows:

% of Target
Trinseo Percentile Ranking Relative to Peer Group	Shares Vested*
Under 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	200%

*	Vesting is interpolated between the 25th and 50th and between the 50th and 75th percentiles

Regardless of the foregoing targets, vesting of the PSUs is capped at 100% of target if the Company’s TSR is negative for the three-year performance period. Additionally, the total value of the awards delivered at vesting is capped at three times the target shares multiplied by the grant date share price. Because the Company assumes reinvestment of dividends, dividend equivalents accrue during the performance period. However, dividend equivalents will be paid only if, and to the extent, the PSUs vest, since we do not believe the executives should receive the benefit of such dividend earnings if the performance criteria associated with the PSU award is otherwise not met. PSUs which vest during each performance period will be delivered, in aggregate, on the third anniversary of the grant date.

Upon a termination of employment due to the employee’s death or disability prior to the vesting date, the performance vesting requirements will be deemed to have been met and a pro-rated portion of the PSUs will vest based on the employee’s termination date. Upon an employee’s retirement, a pro-rated portion of the PSUs will vest based on the employee’s termination date, subject to meeting the performance vesting requirements. If an employee is terminated without cause within 2 years of a change in control, the PSUs will vest based on a meeting the performance vesting requirements during the performance period ending on the date of the change in control. In the event the employee voluntarily resigns or is terminated for cause, all unvested PSUs will be forfeited.

Stock Options. The option awards issued under the Equity Plan, which contain an exercise term of nine years from the grant date, vest in three equal annual installments beginning on the first anniversary the grant date, generally subject to the employee remaining continuously employed on the applicable vesting date. Upon a termination of employment due to the employee’s death or disability prior to the vesting date, or termination without cause within 2 years of a change in control, the options will vest immediately. Upon the employee’s retirement or a termination of employment by the Company without cause in connection with a restructuring or redundancy prior to a vesting date, the options will continue to vest on the original vesting schedule. In the event the employee voluntarily resigns or is terminated for cause, all vested and unvested options will be forfeited.

Retention Awards. In 2023 Mr. Stasse and Mr. Chaclas each received a retention equity award, in an amount equal to their annual target equity incentive award grants for 2023, comprised of 50% RSUs and 50% PSUs. These awards are subject to the same vesting conditions as their ordinary annual long-term incentive awards, with RSUs vesting in full on the third anniversary of the date of grant and PSUs partially vesting on each of the first, second and third year anniversary of the date of grant, subject to the Company’s relative TSR performance. The awards are generally subject to their continuous employment through the applicable vesting date, subject to the termination treatment set forth above. For more information, see “Compensation Discussion and Analysis—2023 Compensation Structure & Performance—Retention Awards.”

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Outstanding Equity Awards at Fiscal Year-End Table

The table below sets forth certain information regarding outstanding and unvested equity awards held by the NEOs as of December 31, 2023. The awards below represent RSUs, PSUs, and options issued under our Amended & Restated 2014 Omnibus Incentive Plan.

		Option Awards				Stock Awards
									Equity
								Equity	Incentive Plan
			Equity			Number		Incentive	Awards:
			Incentive			of	Market	Plan Awards:	Market or
		Number of	Plan Awards:			shares	value of	Number of	Payout Value
		Securities	Number of			or units	shares or	Unearned	of Unearned
		Underlying	Securities			of stock	units of	Shares, Units,	Shares, Units
		Unexercised	Underlying			that have	stock that	or Other	or Other
		Options	Unexercised	Option	Option	not	have not	Rights that	Rights that
		(#) (1)	Options (#) (1)	Exercise	Expiration	vested	vested	have Not	have Not
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	(#) (2)	($) (3)	Vested (#) (4)	Vested ($) (3)
Frank Bozich	2/22/2023	—	121,823	24.08	2/22/2032	54,942	$459,865	73,256	$613,153
	2/16/2022	17,582	35,164	58.64	2/16/2031	20,413	$170,857	27,217	$227,806
	2/17/2021	31,168	15,585	61.06	2/17/2030	17,626	$147,530	23,501	$196,703
	2/25/2020	41,915	—	24.30	2/25/2029	—	—	—	—
	3/4/2019	53,440	—	50.95	3/4/2028	—	—	—	—
David Stasse	2/22/2023	—	31,996	24.08	2/22/2032	38,480	$322,078	43,290	$362,337
	2/16/2022	4,847	9,694	58.64	2/16/2031	5,628	$47,106	7,503	$62,800
	2/17/2021	7,906	3,953	61.06	2/17/2030	4,471	$37,422	5,961	$49,894
	2/25/2020	22,863	—	24.30	2/25/2029	—	—	—	—
	2/26/2019	3,847	—	51.02	2/26/2028	—	—	—	—
	2/22/2018	3,847	—	81.20	2/22/2027	—	—	—	—
	2/16/2017	2,530	—	71.45	2/16/2026	—	—	—	—
Angelo Chaclas	2/22/2023	—	23,481	24.08	2/22/2032	28,240	$236,369	31,770	$265,915
	2/16/2022	3,205	6,412	58.64	2/16/2031	3,722	$31,153	4,962	$41,532
	2/17/2021	5,994	2,998	61.06	2/17/2030	3,390	$28,374	4,520	$37,832
	2/25/2020	30,521	—	24.30	2/25/2029	—	—	—	—
	2/26/2019	12,996	—	51.02	2/26/2028	—	—	—	—
	2/22/2018	8,182	—	81.20	2/22/2027	—	—	—	—
	2/16/2017	8,253	—	71.45	2/16/2026	—	—	—	—
Han Hendriks	2/22/2023	—	10,260	24.08	2/22/2032	4,627	$38,728	6,170	$51,643
	10/3/2022	—	—	—	—	8,350	$69,890	—	—
Paula Cooney	2/22/2023	—	17,022	24.08	2/22/2032	7,677	$64,256	10,236	$85,675
	2/16/2022	2,644	5,288	58.64	2/16/2031	3,070	$25,696	4,093	$34,258
	11/29/2021	—	—	—	—	2,020	$16,907	—	—
Andre Lanning	2/22/2023	—	20,295	24.08	5/22/2026	9,153	$76,611	12,204	$102,147
	2/16/2022	3,113	6,226	58.64	5/16/2025	3,614	$30,249	4,819	$40,335
	2/17/2021	3,134	1,568	61.06	5/17/2024	1,773	$14,840	2,364	$19,787
	2/25/2020	6,042	—	24.30	4/30/2024	—	—	—	—
(1)	Option awards vest in three equal installments beginning on the first anniversary of the grant date.
(2)	This column represents unvested RSUs. All RSU awards vest in full on the third anniversary of the grant date except for Mr. Hendriks’ sign-on award, granted on October 3, 2022, and Ms. Cooney’s sign-on award, granted November 2021, which vest ratably over three years.
(3)	The market value of the RSU and PSU awards was calculated using the Company’s closing stock price on December 29, 2023 of $8.37.
(4)	This column represents unvested PSUs. PSU awards vest during four performance periods, consisting of three one-year performance periods and one three-year performance period, which are each measured independently, subject to achieving certain TSR performance metrics. The number of the PSUs that vest upon completion of the performance period can range from 0 to 200% of the original grant. The number of unvested PSUs was calculated assuming target (100%) achievement.

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EXECUTIVE COMPENSATION

Options Exercised and Shares Vested Table

The following table shows the number of options exercised and the number of shares acquired through the vesting of RSU awards by our NEOs during 2023.

	Option Awards		Share Awards
	Number of	Value Realized	Number of Shares	Value Realized
	Options Exercised	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Frank A. Bozich	—	—	65,366	$1,522,422
David Stasse	—	—	17,827	$415,203
Angelo N. Chaclas	—	—	15,867	$369,554
Han Hendriks	—	—	4,175	$34,653
Paula Cooney	—	—	2,019	$13,346
Andre Lanning	—	—	3,807	$92,510

U.S. Non-Qualified Deferred Compensation Table

The following table summarizes the activity during 2023, as well as the year-end account balances, in our non-qualified savings and deferred compensation plan for Messrs. Bozich, Stasse and Chaclas and Ms. Cooney. Mr. Hendriks is based in the Netherlands and is not eligible to participate in the plan, and Mr. Lanning was based in Switzerland and was also not eligible to participate. The plan allows eligible employees, including the NEOs, to defer a portion of their compensation (up to 75% of base salary and up to 100% of annual cash incentive awards) on a pre-tax basis with a matching contribution from the Company, payable at a future date based on specific plan parameters. Additionally, the plan provides for discretionary company contributions in connection with earnings in excess of the limits under the Company’s 401(k) plan. While the plan is unfunded, amounts deferred under the plan are credited with earnings based on the performance of selected investment vehicles that are available in the open market. The plan is available to all U.S. employees who satisfy certain eligibility requirements, including the NEOs. An eligible participant can elect to receive a distribution under the plan in the form of a lump sum payment upon separation from service with the Company. Additionally, a participant may elect to receive a distribution at a specified future date in either a single lump sum or a series of annual installments over a period of 5 to 10 years. However, this latter distribution option is only available for the elective deferral of a participant’s base salary and annual cash incentive award. Company matching and discretionary contributions must be paid as a lump sum at separation from employment.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance as of
	Contributions	Contributions	Earnings in 2023	Distributions	December 31, 2023
Name	in 2023 ($) (1)	in 2023 ($) (2)	($) (3)	in 2023 ($)	($) (4)
Frank Bozich	—	$105,500	$13,387	—	$327,936
David Stasse	—	$34,187	$9,200	—	$217,385
Angelo N. Chaclas	—	$28,500	$32,963	—	$284,041
Paula Cooney	—	$25,830	$936	—	$26,766
(1)	Represents the amount contributed under the non-qualified savings and deferred compensation plan.
(2)	Includes matching and discretionary amounts that were contributed by the Company under the non-qualified savings and deferred compensation plan. These amounts are also included in the Summary Compensation Table in the “All Other Compensation” column.
(3)	Represents earnings on account balances under the Company’s non-qualified savings and deferred compensation plan. Amounts are included as compensation in the Summary Compensation Table.
(4)	Includes amounts that were reported as compensation in the Summary Compensation Table in 2023 and prior years to the extent such amounts were contributed by the executive and the Company, but not to the extent that such amounts represent earnings.

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Pension and Other Postretirement Benefits

Switzerland Retirement Plan

The Switzerland retirement plan is a fully insured defined contribution pension plan. Future retirement benefits are calculated based on accumulated savings at retirement, which consists of savings contributions made by the employee and the Company, and an annually credited interest rate that is contingent upon investment results. Actual retirement benefits will be dependent on investment results, actual rate of interest applied on the savings capital, potential future changes in plan regulation and/or legal changes and future salary changes. The amount of pensionable salary is calculated using base pay plus the annual target bonus amount minus a coordination amount that reflects the maximum social security pension in place at the time, and is subject to a statutory maximum. Employee and Company contributions are based on the employee’s age and determined in accordance with the percentage of pensionable salary as follows:

	Employee saving contributions	Employer saving contributions
Name	in % of pensionable salary	in % of pensionable salary
Andre Lanning	10%	10%

In addition, the Company pays the total premiums for risk benefits and other costs. Benefits are paid as a monthly annuity, lump sum or a combination of these two payment forms.

Supplemental Employee Retirement Benefit

The following table shows the actuarial present value of accumulated pension and other post-retirement benefits as of December 31, 2023:

		Number of Years of	Present Value of
		Credited Service	Accumulated Benefit	Payments During 2023
Name	Plan Name	(#) (1)	($) (2)	($)
Andre Lanning	Switzerland Retirement Plan	6.5	812,984	—

(1)	Represents credited service for calculating the present value of the accumulated benefit and is not the same as actual service.
(2)	The inputs and assumptions used to determine the present value of accumulated benefits are provided in the table below. These assumptions are consistent with the assumptions set forth in Note 22 to the 2023 consolidated financial statements filed with our Annual Report on Form 10-K.

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EXECUTIVE COMPENSATION

Payments upon Termination or Change in Control

Messrs. Bozich, Stasse and Chaclas and Ms. Cooney

In the event of an executive’s termination of employment for any reason, Messrs. Bozich, Stasse and Chaclas and Ms. Cooney will each be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by us for “cause” or by the executive without “good reason” (each, as defined in the executive’s employment agreement), (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination and (ii) a pro rata target bonus for the calendar year of termination.

In addition to the severance benefits described above, upon termination of an executive without “cause” or by the executive for “good reason,” the executive will be entitled to receive the following severance benefits, subject to the executive’s timely execution of a general release of claims.

In the case of Mr. Bozich, in the event of his termination by the Company without “cause” or if Mr. Bozich terminated his employment for “good reason”, Mr. Bozich would be entitled to receive a severance payment equal to 2.0 times his annual base salary and target bonus, payable in equal monthly installments over the 24-month period following his termination. Additionally, Mr. Bozich is eligible to receive continued health benefits for a period of 24 months following such termination, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate, or enrolls in coverage through Medicare, a spousal plan, or an insurance exchange other than COBRA, the Company will pay Mr. Bozich the amount equivalent to the Company’s share of COBRA premiums for 24 months as if Mr. Bozich had enrolled in COBRA. To the extent that Mr. Bozich experiences a termination of employment by us without “cause” or for “good reason” within two years following a “change in control” (as defined in his agreement), the cash severance benefits described above will be (or would have been) equal to 3.0 times his annual base salary and target bonus, paid in a cash lump sum as opposed to in installments.

In the case of Mr. Stasse, Mr. Chaclas, and Ms. Cooney, each will be entitled to receive, subject to the timely execution of a general release of claims (i) a severance payment equal to 1.5 times the sum of his or her respective base salary and target bonus, payable in equal monthly installments over the 18-month period following his or her termination, and (ii) 18 months of health benefits continuation, provided, however, that if he or she obtains other employment that offers group health benefits, such continued insurance coverage will terminate. To the extent that any executive experiences a termination of employment by us without “cause” or by the executive for “good reason” within two years following a “change in control” (as defined in the agreements), the executive will receive a lump sum payment equal to 2.0 times the sum of his or her respective base salary and target bonus in lieu of the health benefits continuation described above.

For Messrs. Bozich, Stasse and Chaclas and Ms. Cooney, to the extent that any payments that are considered to be contingent on a change in control would be subject to Sections 280G and 4999 of the Code, such payments will be reduced if the net benefit to them on an after-tax basis would be greater than receiving the full value of all payments and paying the excise tax. The amounts in the table assume that the full amounts were paid to the executives, without any limitation.

To the extent that any portion of Messrs. Bozich’s, Stasse’s and Chaclas’ or Ms. Cooney’s severance amount due to a termination of employment by us without “cause” or by the executive for “good reason” constitutes nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, any payment scheduled to occur during the first 60 days following his termination of employment shall not be paid until 6 months following his termination.

The agreements with Messrs. Bozich, Stasse and Chaclas and Ms. Cooney contain a non-competition covenant that prohibits the executive from competing against us for a period of two years following termination of employment. These agreements also contain non-solicitation provisions that prohibit the executive from actively soliciting our employees, customers or suppliers during the period of employment and for a period of two years following termination of employment. The executives are also subject to perpetual confidentiality restrictions that protect our proprietary information, developments and other intellectual property.

Mr. Hendriks

In the event of termination of his or her employment for any reason, Mr. Hendriks will be entitled to receive any unpaid base salary through his date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by us for “cause” or by the executive (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination; and (ii) an amount equal to the pro-rata portion of his or her target bonus for the calendar year of termination. Mr. Hendriks will also receive payments required by applicable law upon a termination by reason of disability, as described in the table below.

In addition to the severance benefits described above, upon termination of Mr. Hendriks by us without “cause”, he will be entitled to receive severance benefits, subject to his timely execution of a general release of claims. Mr. Hendriks’ severance

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benefits will be an amount equal to 1.0 times of the sum of his annual base salary and target bonus, payable in equal monthly installments over the 18-month period following such termination. To the extent that he experiences a termination of employment by us without “cause” or by him for “good reason” within two years following a “change in control” (as defined in his agreement), Mr. Hendriks will receive a lump sum payment equal to 2.0 times the sum of his base salary and target bonus.

The agreements for Mr. Hendriks contain a non-competition covenant that prohibits each executive from competing against us, and non-solicitation provisions that prohibit each executive from actively soliciting our employees, customers or suppliers, for a period of two years, following his termination of employment. Mr. Hendriks are also subject to perpetual confidentiality restrictions that protect our proprietary information, developments and other intellectual property.

Potential Payments

The following table provides examples of the potential payments upon termination or upon a termination following a change in control to our NEOs, as if such event(s) took place on December 31, 2023 (the last business day of our most recent fiscal year). The amounts reflected in this table were determined in accordance with each NEO’s then existing employment agreement.

Amounts shown do not include (i) accrued but unpaid salary and vested benefits, including pension (as described above) and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers. With respect to any termination of employment, each NEO is entitled to receive accrued but unpaid base salary through the date of termination of employment, accrued but unpaid vacation and pension benefits (as described above) through such date, and, in the case of a termination due to death, earned but unpaid bonus, if any, for the immediately preceding calendar year and a pro-rata bonus for the year of termination.

		Cash Separation	Value of Unvested	Health and Welfare	Value of Insurance
		Payment	Equity Awards	Benefits	Benefit
Name	Termination Trigger	($) (1)	($) (2)	($) (3)	($) (4)	Total ($)
Frank Bozich	Termination Without Cause	4,830,000	845,529	15,968	—	5,710,380
	Death	—	1,428,154	—	500,000	1,928,154
	Disability	—	1,428,154	—	250,000	1,678,154
	Retirement	—	1,417,764	—	—	1,417,764
	Change in Control	7,245,000	1,997,137	15,968	—	9,276,988
David Stasse	Termination Without Cause	1,483,125	428,247	20,636	—	1,953,405
	Death	—	638,169	—	500,000	1,138,169
	Disability	—	638,169	—	250,000	888,169
	Retirement	—	635,533	—	—	635,533
	Change in Control	1,977,500	936,997	20,636	—	2,956,530
Angelo Chaclas	Termination Without Cause	1,312,500	311,370	16,227	—	1,668,197
	Death	—	463,685	—	500,000	963,685
	Disability	—	463,685	—	250,000	713,685
	Retirement	—	461,687	—	—	461,687
	Change in Control	1,750,000	681,000	16,227	—	2,475,328
Han Hendriks	Termination Without Cause	846,563	116,038	—	—	962,601
	Death	—	130,657	—	—	130,657
	Disability	—	130,657	—	—	130,657
	Retirement	—	130,657	—	—	130,657
	Change in Control	1,693,126	168,668	—	—	1,861,794
Paula Cooney	Termination Without Cause	1,232,400	109,812	15,968	—	1,355,444
	Death	—	164,855	—	500,000	664,855
	Disability	—	164,855	—	250,000	414,855
	Retirement	—	158,603	—	—	158,603
	Change in Control	1,643,200	243,530	15,968	—	1,899,962

(1)	Cash separation payments are generally payable in installments except for payments upon a change in control, which are generally payable in a lump sum.
(2)	Represents the value associated with equity awards issued under our Equity Plan, described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above and dividend equivalents paid, as applicable on these awards. Under our Equity Plan, RSUs and options vest in full upon death, disability, or a change in control, and vest in part in certain circumstances when termination is without cause. PSUs vest in full upon a change in control, and vest in part upon death or disability. The value of the equity awards granted under our Equity Plan was calculated using the Company’s closing stock price on December 31, 2023 of $8.37. While the number of PSUs that

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EXECUTIVE COMPENSATION

vest can range from 0 to 200% of the original grant, the information in the table above was calculated presuming performance was at target, and therefore 100% of the original grant.
(3)	Mr. Hendriks receives government sponsored health and welfare benefits, and therefore, does not participate in the Company’s health and welfare benefit plans.
(4)	Represents the maximum value of insurance payable on death due to accident or dismemberment or in the event of permanent disability. The insurance death benefit would be $250,000, where the executive’s death was due to a cause other than accident or dismemberment. Employees in the Netherlands are not covered under the employee life insurance policy and only receive applicable social system death benefits.

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PAY VERSUS PERFORMANCE

Pay Versus Performance Table

	Summary		Average		Value of Initial Fixed
	Compensation		Summary	Average	$100 Investment
	Table Total for		Compensation	Compensation	Based On:
	Principal		Table Total for	Actually Paid to		Peer Group
	Executive	Compensation	Non-PEO Named	Non-PEO Named	Total	Total	Net (loss)	Adjusted EBITDA
	Officer	Actually Paid to	Executive Officers	Executive Officers	Shareholder	Shareholder	income	(non-GAAP)
Year	(PEO) ($) (1)	PEO ($) (3)	($) (2)	($) (3)	Return ($)	Return ($) (4)	($ in millions)	($ in millions) (5)
2023	5,779,845	2,320,488	1,923,323	749,721	26	146	(701.3)	154.3
2022	5,793,583	(1,961,363)	1,561,047	305,441	68	132	(430.9)	311.7
2021	7,001,892	6,409,637	1,747,866	1,868,496	151	149	440.0	729.4
2020	5,035,919	11,989,919	1,524,437	1,670,250	149	118	7.9	285.1

(1)	Mr. Bozich served as the Company’s PEO (President and CEO) for each year presented.
(2)	The Company’s Non-PEO NEOs were: (i) in 2023, Mr. Stasse, Mr. Chaclas, Ms. Cooney and Mr. Hendriks, and Andre Lanning (as former NEO); (ii) in 2022, Mr. Stasse, Mr. Chaclas, Andre Lanning and Ms. Cooney (iii) in 2021, Mr. Stasse, Mr. Chaclas, Andre Lanning and Francesca Reverberi, and (iv) in 2020, Mr. Stasse, Mr. Chaclas, Andre Lanning and Alice Heezen, and Timothy Stedman (as former NEO).
(3)	The following table provides additional information as to the amounts deducted from and added to Summary Compensation Table (“SCT”) total compensation for the applicable year pursuant to Item 402(v) of Regulation S-K to determine “compensation actually paid” to the PEO and Non-PEO NEOs:

PEO (a)	2023	2022	2021	2020
Summary Compensation Table – Total Compensation	$5,779,845	$5,793,583	$7,001,892	$5,035,919
Subtract fair value of stock awards and options awards granted in fiscal year	$(4,127,971)	$(3,959,041)	$(3,587,469)	$(2,762,319)
Add fair value of current-year equity awards outstanding and unvested as of year-end	$1,071,413	$1,141,272	$2,944,350	$7,738,325
Add fair value of current-year equity awards that vested during the fiscal year	$0	$0	$0	$0
Add/subtract change in fair value of prior-year equity awards	$(1,111,075)	$(5,226,633)	$(635,819)	$2,061,466
Add/subtract change in fair value as of vesting date of prior-year equity awards vested during fiscal year	$807,733	$473,289	$686,682	$(83,472)
Subtract fair value of prior-year awards forfeited during fiscal year	$(99,457)	$(183,833)	$0	$0
Compensation Actually Paid	$2,320,488	$(1,961,363)	$6,409,637	$11,989,919

Average Non-PEO Named Executive Officers (a)	2023	2022	2021	2020
Summary Compensation Table – Average Total Compensation	$1,923,323	$1,561,047	$1,747,866	$1,524,437
Subtract fair value of stock awards and options awards granted in fiscal year	$(1,067,944)	$(777,406)	$(600,379)	$(554,922)
Add fair value of current-year equity awards outstanding and unvested as of year-end	$290,243	$224,104	$492,497	$1,111,350
Add fair value of current-year equity awards that vested during the fiscal year	$0	$0	$0	$0
Add/subtract change in fair value of prior-year equity awards	$(191,378)	$(754,874)	$13,556	$164,755
Add/subtract change in fair value as of vesting date of prior-year equity awards vested during fiscal year	$68,982	$25,904	$123,014	$(22,736)
Subtract fair value of prior-year awards forfeited during fiscal year	$(10,253)	$(5,841)	$(24,085)	$0
Subtract change in present value of accumulated benefit under all defined benefit and actuarial pension plans	$(274,313)	$(124,783)	$(44,879)	$(924,273)
Add pension value attributable to current year and change in pension value attributable to plan amendments made in the current year	$11,061	$157,290	$160,906	$371,637
Compensation Actually Paid	$749,721	$305,441	$1,868,496	$1,670,250

(a)	The fair value of equity awards were calculated using valuation assumptions that materially differ from those disclosed at the time of grant, including: (1) the fair value of RSU awards was calculated using the closing price of our common stock as of the last day of the applicable year or on the date of vesting, as applicable; (2) the fair value of PSU awards was estimated using the Monte Carlo Simulation method (which reflects for each particular award and valuation date adjustments for: actual performance, expected volatility, risk-free interest rate, correlation coefficient, and accrued dividends); and (3) the fair value of options was estimated using the Black-Scholes option-pricing model (which reflects, for each particular award and valuation date, adjustments for expected volatility, risk-free interest rate, dividend yield, expected term (calculated using the simplified method) and stock price).
(4)	The Company’s peer group is the S&P 500 Chemicals Industry GICS Level 3 Index. This index is the published line-of-business index utilized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

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PAY VERSUS PERFORMANCE

(5)	Adjusted EBITDA is our primary non-GAAP financial measure. See “Use of Non-GAAP Measures” below for a definition of Adjusted EBITDA, an explanation of why we believe this measure is useful to investors and the limitations of this measure.

Most Important Financial Measures

Below is an unranked list of the most important financial measures the Company used during 2023 to link Company performance to executive compensation actually paid.

Adjusted EBITDA*
Free Cash Flow*
Capital Expenditures
Total Shareholder Return

*	See “Use of Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures, to Net Income (Loss) and Cash provided by operating activities.

Relationship between Pay and Performance Graphs

Below are graphs showing the relationship of “compensation actually paid” (CAP) to our Chief Executive Officer and other named executive officers in 2020, 2021, 2022 and 2023 to (1) Trinseo’s Adjusted EBITDA*, (2) Trinseo’s net income, and (3) Cumulative TSR of Trinseo and the S&P 500 Chemicals Industry GICS Level 3 Index. The charts reflect that the CAP over the four-year period ended December 31, 2023 aligns to our results over the same period. In 2023 and 2022, lower performance resulted in a zero payout under the financial performance metric of our ACI Plan and led to lower or negative CAP for the CEO and NEOs. In 2021, CAP for our CEO and other NEOs was primarily impacted by Trinseo’s outperformance of its financial metrics under its ACI Plan.

*	See “Use of Non-GAAP Measures” below for a definition of Adjusted EBITDA, an explanation of why we believe this measure is useful to investors and the limitations of this measure.

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PAY VERSUS PERFORMANCE

Use of Non-GAAP Measures

We present Adjusted EBITDA as an important non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	December 31,
(In millions, except per share data)	2023	2022	2021	2020
Net income (loss)	$(701.3)	$(430.9)	$440.0	$7.9
Net income (loss) from discontinued operations		(2.9)	160.4	(54.8)
Net income (loss) from continuing operations	(701.3)	$(428.0)	$279.6	$62.7
Interest expense, net	188.4	112.9	79.4	43.6
Provision for (benefit from) income taxes	68.4	(41.6)	70.9	42.7
Depreciation and amortization	221.2	236.9	167.5	134.3
EBITDA	$(223.3)	$(119.8)	$597.4	$223.6
Net gain on disposition of businesses and assets (a)	(25.6)	(1.8)	(0.6)	(0.4)
Restructuring and other charges (b)	31.4	15.9	9.0	9.9
Acquisition transaction and integration net costs (c)	(1.4)	6.6	75.3	9.1
Acquisition purchase price hedge (gain) loss (d)	—	—	22.0	(7.3)
Asset impairment charges or write-offs (e)	2.7	6.3	6.8	39.1
European Commission request for information (f)	—	36.2	—	—
Goodwill impairment charge (g)	349.0	297.1	—	—
Other items (h)	21.5	71.2	19.5	25.5
Adjusted EBITDA	$154.3	$311.7	$729.4	$285.1

(a)	Amounts for the year ended December 31, 2023 primarily relate to the sale of the Matamoros, Mexico manufacturing facility.
(b)	Restructuring and other charges for 2023, 2022 and 2021 primarily relate to charges incurred in connection with the Company’s various restructuring programs.
(c)	Acquisition transaction and integration net costs for the years ended December 31, 2023, 2022 and 2021 relate to expenses incurred for the acquisition of the PMMA business from Arkema and the acquisition of Aristech Surfaces in 2021.
(d)	Acquisition purchase price hedge loss for 2021 relates to the change in fair value of the Company’s forward currency hedge arrangement that economically hedges the euro-denominated purchase price of the acquisition of the Arkema PMMA business.
(e)	Asset impairment charges for primarily relate to the impairment of the Company’s styrene monomer assets in Boehlen, Germany. Asset impairment charges or write-offs for 2020 also relate to the impairment of the Company’s polybutadiene rubber (nickel and neodymium-PBR) assets in Schkopau, Germany.
(f)	Amounts for 2022 relate to the liability recorded in connection with the European Commission request for information, adjusted for foreign exchange rate impacts, which was subsequently paid in full in December 2022.
(g)	Amounts for 2022 relate to the goodwill impairment of the acquired Arkema PMMA business and Aristech Surfaces reporting units.

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(h)	Other items for the 2023, 2022 and 2021 periods primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, including costs related to our enterprise resource planning system upgrade project. Other items for 2020 primarily relate to advisory and professional fees incurred in conjunction with our initiative to transition business services from Dow.

The Company also uses Free Cash Flow as an important non-GAAP financial measure, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Year Ended December 31,
(In millions)	2023	2022	2021	2020
Cash provided by operating activities	$148.7	$43.5	$452.7	$255.4
Capital expenditures	$(69.7)	$(149.0)	$(123.5)	$(82.3)
Free Cash Flow	$79.0	$(105.5)	$329.2	$173.1

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PAY VERSUS PERFORMANCE

CEO Pay Ratio

In 2023 the Company updated its comparison of CEO pay to the pay of its employees, consistent with SEC rules. As of December 31, 2023, the Company determined that the total number of employees was 3,137. When identifying the median employee in 2023, the Company chose target total cash compensation as the consistently applied compensation measure. To make this calculation, the Company annualized pay for those employees who commenced work during 2023, through recruitment and acquisition, and any employee who was on unpaid leave for a portion of 2023. The Company used a statistically valid sampling methodology to identify a population of employees whose target total cash compensation was within a 2% range of the median. From this sample, the Company identified the median employee.

Total compensation for 2023 for our CEO was $5,779,845, and the median employee’s total compensation was $70,214. Therefore, as further described in the table below, the Company’s 2023 ratio of CEO pay to median worker pay is 82:1.

		Median
Compensation Element	CEO ($)	Employee ($)
Annual Salary	$1,050,000	$65,064
Overtime (OT), Double Time (DT), and Shift Differential (SD)	—	$83
Salary (including OT, DT and SD)	$1,050,000	$65,147
Bonus	—	$606
Fair Value of Stock Awards	$2,804,972	—
Fair Value of Option Awards	$1,322,998	—
Non-equity Incentive Plan Compensation	$449,768	$1,859
Change in Pension Value	$13,387	—
All Other Compensation	$138,719	$2,603
Summary Compensation Table Totals	$5,779,845	$70,214
2023 CEO Pay Ratio	82:1

SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, and to use reasonable estimates and assumptions that reflect their compensation practices. As such, pay ratios reported by other companies may not be comparable to the Company’s pay ratio reported above.

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Director Compensation

For each of our non-employee directors, our 2023 director compensation program consisted of an annual cash retainer payment of $90,000, and an annual equity retainer of restricted stock units with a grant date fair value of $130,000, which vest on the one-year anniversary of their grant date. Additionally, the Board’s non-employee chair received an additional annual cash retainer of $130,000. The non-employee chairs of the audit committee, compensation committee, nominating and corporate governance committee and EHSS&PP committee received additional annual cash retainers of $25,000, $20,000, $15,000 and $15,000, respectively.

Our directors are subject to the Company’s share ownership guidelines, which stipulate that each director must hold five (5) times their annual cash retainer in Trinseo shares within five (5) years from the date of becoming a Board member (the “accumulation date”). As of December 31, 2023, five of our directors had served past the accumulation date:  Mr. Alvarado, Mr. Cote, Mr. De Leener, Mr. Steinmetz and Ms. Johnson. Due exclusively to the decline in the Company’s stock price, these five directors were not in compliance with the share ownership guidelines. Failure to meet our share ownership guidelines due to decline in stock price is not deemed a breach if the director met the guidelines in a prior year. Until the ownership requirement is met, directors who are not in compliance must retain 50% of the shares issued after vesting and settlement of restricted stock units (net of all applicable taxes). None of our current directors sold any Trinseo shares during 2023.

The following table sets forth information concerning the compensation earned by our directors during fiscal 2023.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
	($) (1)	($) (2) (3)	($)
Joseph Alvarado	110,000	130,000	240,000
Victoria Brifo	90,000	130,000	220,000
Jeffrey J. Cote	98,167	130,000	228,167
Pierre-Marie De Leener	90,000	130,000	220,000
Jeanmarie Desmond	90,000	130,000	220,000
Matthew Farrell	90,000	130,000	220,000
K’Lynne Johnson	220,000	130,000	350,000
Sandra Beach Lin	105,000	130,000	235,000
Philip R. Martens (4)	47,833	—	47,833
Donald T. Misheff (4)	41,000	—	41,000
Henri Steinmetz	90,000	130,000	220,000
Mark Tomkins	115,000	130,000	245,000

(1)	Consists of annual retainer amounts, which are paid quarterly and prorated based on the date of appointment as a director, or as committee or board chair.
(2)	The amounts reported represent the grant date fair value of restricted stock units granted in 2023 calculated in accordance with ASC 718. The assumptions used for determining fair value are described in Note 23 to our consolidated financial statements filed with our Annual Report on Form 10-K.
(3)	As of December 31, 2023, each of our non-employee directors held 9,041 shares pursuant to unvested restricted stock unit awards which vest in June 2024.
(4)	Mr. Martens and Mr. Misheff resigned from the Board in June 2023.

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AUDIT COMMITTEE MATTERS

Audit Committee Matters

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the audit committee, a copy of which is available on our website, investor.trinseo.com, under the “Governance—Committee Composition” section. We are responsible for overseeing the quality and integrity of Trinseo’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and the NYSE, the audit committee is composed entirely of members who are independent, as defined by the listing standards of the NYSE. Further, the Board has determined that Ms. Desmond and Messrs. Cote, Farrell and Tomkins are each audit committee financial experts as defined by the rules of the SEC.

The audit committee met nine times during fiscal 2023 with Trinseo’s management and PricewaterhouseCoopers LLP (“PwC”), Trinseo’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our audit charter, including with respect to the audit process. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between PwC and Trinseo and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, Trinseo’s matters including internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, identification of audit risks and the results of their audit efforts.

We discussed and reviewed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the PCAOB and, with and without management present, discussed and reviewed the results of PwC’s examination of Trinseo’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

The following table shows the fees for professional services rendered by PwC for the year ended December 31, 2023 (fiscal 2023) and the year ended December 31, 2022 (fiscal 2022):

	2023	2022
Audit fees (1)	$7,075,000	$7,260,000
Audit-related fees (2)	$729,000	$7,143,000
Tax fees (3)	$476,000	$191,000
All other fees (4)	$1,000	$10,000
Total fees	$8,281,000	$14,604,000

(1)	Consists of the audit of the Company’s financial statements and evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, statutory audits, reviews of the Company’s quarterly financial statements, as well as services performed in conjunction with other SEC and regulatory filings. These fees include $368,000 and $292,000 paid to PricewaterhouseCoopers for the audit of all statutory accounts required by Irish law during fiscal 2023 and fiscal 2022, respectively.
(2)	Primarily consists of services related to strategic initiatives, pre-implementation reviews of processes and systems, financial due diligence, pension plan audits, and various other agreed upon procedures.
(3)	Consists of tax compliance, tax audit defense, as well as worldwide tax advisory and consulting services. The increase in fiscal 2023 tax fees is mainly due to an ongoing tax examination of our subsidiary in China.
(4)	Consists of subscriptions to knowledge tools.

We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. Our policies prohibit the Company from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether the Company’s use of PwC

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for permitted non-audit services is compatible with maintaining PwC’s independence. We concluded that PwC’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

We reviewed the audited consolidated financial statements of Trinseo as of December 31, 2023 with management and PwC. Management has the responsibility for the preparation of Trinseo’s financial statements, and PwC has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and PwC, we recommended to the Board that Trinseo’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2023 for filing with the SEC. We have reviewed and evaluated the performance of PwC, and as a result have selected PwC as the independent registered public accounting firm for the year ended December 31, 2024, subject to ratification by Trinseo’s shareholders, and our authority to set auditor remuneration will be subject to approval by Trinseo’s shareholders. We have also evaluated and selected PricewaterhouseCoopers as the independent auditor for all of Trinseo’s statutory accounts required under Irish law for the year ended December 31, 2024.

Audit Committee

Mark Tomkins, Chair

Jeffrey J. Cote

Jeanmarie Desmond

Matthew Farrell

Henri Steinmetz

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PROPOSAL 3

Proposal 3—Ratification of Appointment of the Independent Registered Public Accounting Firm and Authorization of the Board to Set Auditors’ Remuneration

The Audit Committee of our Board has retained PwC to be our independent registered public accounting firm for the year ending December 31, 2024. The Audit Committee has further recommended that such appointment be submitted for ratification by our shareholders at the Annual Meeting.

We are also asking our shareholders to authorize the audit committee of the Board to determine the remuneration of our independent registered public accounting firm and the Company’s statutory auditor.

Therefore, we are seeking (i) ratification of the appointment of PwC as our independent registered public accounting firm, in a non-binding advisory vote, and (ii) authorization, in a binding vote, of the authority of the audit committee of the Board to determine the remuneration of our independent registered public accounting firm and the Company’s statutory auditor, from our shareholders at the Annual Meeting.

Representatives of PwC along with representatives of PricewaterhouseCoopers, our Irish statutory auditor, will be available at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL IS AS FOLLOWS:

“RESOLVED, that (i) the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024 be approved and (ii) the audit committee of the board of directors is authorized to determine the remuneration of our independent registered public accounting firm and the statutory auditor.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPOINTMENT OF PWC AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
AND ON A BINDING BASIS, THE AUTHORIZATION OF THE BOARD’S AUDIT COMMITTEE
TO FIX THE AUDITORS’ REMUNERATION.

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PROPOSAL 4

Proposal 4—Board Authority to Issue Shares under Irish Law

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares that are part of the Company’s authorized but unissued share capital.

We are presenting this proposal to renew the Board’s authority to issue our authorized but unissued shares, which approval is conditional on shareholder approval of Proposal 5. It has been customary practice in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital, and for such authority to be limited to a period of up to 18 months. However, in line with evolving stakeholder expectations, we are seeking approval at the 2024 Annual General Meeting to authorize the Board to issue up to a maximum of 20% of our issued ordinary share capital as of March 31, 2024, for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our annual general meetings in future years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Constitution upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances.

As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL IS AS FOLLOWS:

“RESOLVED, that subject to and conditional on the passing of the resolution in respect of Proposal No. 5, and in substitution for all existing such authorities, the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $70,587.51 (7,058,751 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 31, 2024 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE BOARD AUTHORITY TO ISSUE SHARES.

2024 Proxy Statement	66

PROPOSAL 5

Proposal 5—Board Authority to Opt Out of Statutory Pre-Emption Rights under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to its existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right).

We are presenting this proposal to request shareholder approval of waiver of their statutory pre-emption rights in connection with a share issuance authorized in Proposal 4. We understand that it is customary practice for listed companies in Ireland to seek shareholder authority to waive (or “opt out of”) their statutory pre-emption rights in the event of (i) the issuance of shares for cash in connection with any rights issue; and (ii) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital (with the possibility of issuing an additional 5% of the company’s issued ordinary share capital provided the company uses it only in connection with an acquisition or specified capital investment which is announced contemporaneously with the issuance, or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue) bringing the total acceptable limit to 10% of the company’s issued ordinary share capital.

It is also customary practice for such waiver (or opt-out) to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice for listed companies in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked.

Similar to the authorization sought for Proposal 4, granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Constitution upon the terms below. This proposal is also conditioned on shareholder approval of Proposal 4.

Without any such authorization, in each case when we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Renewal of this authority would not exempt the Company from applicable NYSE requirements to obtain shareholder approval prior to certain share issuances, generally at or greater than 20%.

As required under Irish law, the resolution is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL IS AS FOLLOWS:

“RESOLVED, that, as a special resolution, subject to the passing of the resolution in respect of Proposal No. 4 as set out above, in substitution for all such existing powers, and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal No. 4 as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to: (a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and (b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $35,293 (3,529,375 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 31, 2024 (the latest practicable date before this Proxy Statement)) provided that, with respect to 1,764.687 of such shares, (being equivalent to approximately 5% of the issued ordinary share capital), such allotment is to be used for the purposes of an acquisition or a specified capital investment; and in each case, the authority conferred by this resolution shall expire eighteen (18) months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE BOARD AUTHORITY TO OPT OUT OF PREEMPTION RIGHTS.

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PROPOSAL 6

Proposal 6—Authorize Price Range for Re-Issuing Treasury Shares

Our treasury account contains ordinary shares that we previously acquired from our shareholders, and when we issue ordinary shares to satisfy our obligations under our equity compensation plan or for other purposes, we may re-issue shares from our treasury account instead of issuing new ordinary shares from our authorized share capital. Under Irish law, we need our shareholders to set the minimum and maximum prices at which we are authorized to re-issue treasury shares off-market. Once set by our shareholders, the price range is valid for no more than 18 months. Unless the price range is set by our shareholders, we cannot re-issue treasury shares. If approved, we intend to use our treasury shares primarily to satisfy obligations under equity awards granted to our employees and directors under our Equity Plan, and it is possible we may also reissue treasury shares for other corporate purposes that may arise.

THE FORMAL TEXT OF THE RESOLUTION THAT WE ARE ASKING OUR SHAREHOLDERS TO APPROVE IS AS FOLLOWS:

“RESOLVED that, as a special resolution for the purposes of section 1078 of the Companies Act 2014 of Ireland (the “Companies Act”), the maximum and minimum prices at which ordinary shares that we previously acquired and hold in treasury may be reissued off-market are as follows:

(i)	the maximum price at which such treasury shares may be re-allotted off-market is an amount equal to 120% of the market price per ordinary share on the New York Stock Exchange or any other securities exchange where the Company’s shares are then traded, and

(ii)the minimum price at which such treasury shares may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation plan (including any share or option scheme) operated by Trinseo PLC or, in all other cases, not less than 95% of the market price per ordinary share on the New York Stock Exchange or any other securities exchange where the Company’s shares are then traded.

The authority conferred by this resolution is effective from the date of passing of this resolution and expires eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of section 1078 of the Companies Act.

For the purpose of this resolution, the “market price” of our ordinary shares is the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of the issuance, as reasonably determined by the Board of the Company.”

As required under Irish law, the resolution is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PRICE RANGE FOR ISSUING TREASURY SHARES.

2024 Proxy Statement	68

SHAREHOLDER PROPOSALS & DIRECTOR NOMINATIONS

Shareholder Proposals & Director Nominations

A shareholder who intends to nominate a director or present a proposal at the 2024 annual general meeting of shareholders and who wishes the nomination or proposal to be included in the proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than January 1, 2025. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at the 2025 annual general meeting of shareholders, such proposal must be received by the Company at its registered office not more than 120 days (i.e., January 1, 2025) and not less than 90 days (i.e., January 31, 2025) prior to the first anniversary of the date this proxy statement was first released to shareholders. However, if the date of our 2025 annual general meeting is changed by more than 30 days from the date of 2024 annual general meeting, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to the 2025 annual general meeting and not later than the later of the 90th day prior to the 2025 annual general meeting, or the 10th day following the day on which public announcement of the date of the 2025 annual general meeting is first made.

Written proposals may be mailed to us at Trinseo PLC (Attn: Corporate Secretary) at our registered office, Riverside One, Sir John Rogerson’s Quay, Dublin 2, Dublin, Ireland, D02 X576.

Each submission relating to the nomination of persons to be elected to the Board, or other business proposed to be brought up before the meeting must meet the form, deadline and other requirements in Article 101 of our Constitution, including the applicable notice, information and consent provisions. Board nominations must:

●	set forth the name, age, business address and residence address of each individual whom the shareholder proposes to nominate for election or re-election as a director;
●	set forth set forth the class and number of our shares which are owned of record and beneficially by such nominee;
●	set forth the date or dates on which such shares were acquired and the investment intent of such acquisition;
●	include a completed and signed questionnaire, representation and agreement required by Article 101.1(f) of our Articles of Association;
●	include the information required by Article 101.3 of our Articles of Association.

In addition to the requirements as to form and substance established by the SEC, shareholder proposals must be a proper subject for shareholder action under Irish law and our Constitution to be included in our proxy materials. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Constitution describes in full the requirements for submitting proposals at the annual general meeting. The notice must be given in the manner and must include the information and representations required by our Constitution.

69	2024 Proxy Statement

HOUSEHOLDING

Householding

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at Riverside One, Sir John Rogerson’s Quay, Dublin 2, Dublin, Ireland, D02 X576, Attention: Secretary or by accessing it on the Company’s website at www.trinseo.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

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**SCAN TO**
**VIEW MATERIALS & VOTE**

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V48493-P09826 KEEP THIS PORTION FOR YOUR RECORDS

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**TRINSEO PLC**

**The Board of Directors recommends you vote FOR proposals 1-6.**

| Nominees: | For | Against | Abstain |
|---|---|---|---|
| 1a. K'Lynne Johnson | ☐ | ☐ | ☐ |
| 1b. Joseph Alvarado | ☐ | ☐ | ☐ |
| 1c. Frank A. Bozich | ☐ | ☐ | ☐ |
| 1d. Victoria Brifo | ☐ | ☐ | ☐ |
| 1e. Jeffrey Cote | ☐ | ☐ | ☐ |
| 1f. Pierre-Marie De Leener | ☐ | ☐ | ☐ |
| 1g. Jeanmarie Desmond | ☐ | ☐ | ☐ |
| 1h. Matthew Farrell | ☐ | ☐ | ☐ |
| 1i. Sandra Beach Lin | ☐ | ☐ | ☐ |
| 1j. Henri Steinmetz | ☐ | ☐ | ☐ |
| 1k. Mark Tomkins | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

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**Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:**
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V48494-P09826

**TRINSEO PLC**
**Annual General Meeting of Shareholders**
**June 26, 2024 11:30 A.M., I.S.T.**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Frank Bozich, David Stasse and Angelo Chaclas, or each of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary Shares of TRINSEO PLC that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:30 A.M., I.S.T. on June 26, 2024, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**